UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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[ ]    Soliciting Material Under § 240.14a-12

CBL & ASSOCIATES PROPERTIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2019

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders which will be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Thursday, May 9, 2019 at 4:00 p.m. (EDT).

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend. Even if you plan to attend the meeting, you are urged to sign and return the enclosed proxy card, or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card.

I look forward to personally meeting all shareholders who are able to attend.

Sincerely,

Chairman of the Board

CBL Properties I CBL Center, Suite 500 I 2030 Hamilton Place Boulevard I Chattanooga, TN 37421-6000 I 423.855.0001 I cblproperties.com

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 9, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Thursday, May 9, 2019 at 4:00 p.m. (EDT) for the following purposes:

1.	To act on the re-election of the Board of Directors’ seven director nominees to serve for a term of one year and until their respective successors are elected and qualified (“Proposal 1”);

2.
To act upon a proposal to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accountants for the Company’s fiscal year ending December 31, 2019 (“Proposal 2”);

3.	To act upon a proposal for the advisory approval of the compensation of our Named Executive Officers as set forth herein (“Proposal 3”); and

4.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on March 15, 2019, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

On or about March 22, 2019, a Notice of Internet Availability of Proxy materials and Notice of Annual Meeting of Shareholders (the “Notice”) is first being mailed to our shareholders of record as of the record date and our proxy materials are first being posted on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all shareholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those shareholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will receive those materials as you requested.

Whether or not you plan to attend the meeting, we urge you to submit your Proxy. To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy to vote by telephone or visit the website indicated on the enclosed Proxy to vote via the Internet. This will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

By Order of the Board of Directors

Chief Executive Officer
Chattanooga, Tennessee
March 22, 2019

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied in this summary to help you find further information in this Proxy Statement.

Our 2019 Annual Meeting

Time and Date	4:00 p.m. (EDT) on Thursday, May 9, 2019

Location	Embassy Suites 2321 Lifestyle Way Chattanooga, Tennessee 37421

Record Date	March 15, 2019

Voting	Each share is entitled to one vote on each matter to be voted upon at our Annual Meeting. You can vote by proxy utilizing any of the following methods:

•    Internet: Go to the website shown on your Proxy until 11:59 p.m. Eastern Time, the day before our Annual Meeting.

•    Telephone: As shown on the Proxy you received until 11:59 p.m. Eastern Time, the day before our Annual Meeting.

•    Mail: Mark, sign, date and promptly return your Proxy.

Internet Availability of Materials	This Notice of Annual Meeting and Proxy Statement, as well as our Annual Report for the Company’s fiscal year ended December 31, 2018, are also available via the internet at: www.proxyvote.com.

Annual Meeting Proposals and Board Recommendations

Proposal	Board Recommendation	Page Reference
Proposal 1 – Election of Directors	For all nominees	6
Proposal 2 – Ratification of the selection of Deloitte as our independent registered public accounting firm for 2019	For	76
Proposal 3 – Advisory Vote to Approve Executive Compensation	For	78
Transaction of any other business that properly comes before our Annual Meeting

Director Nominees (Page 7)

Name	Age	Director Since	Occupation	Independent (Yes/No)	Board Committee Memberships	Other Public Company Boards
Charles B. Lebovitz	82	1993	Chairman of the Board of the Company	No	Executive*	None
Stephen D. Lebovitz	58	1993	Chief Executive Officer of the Company	No	Executive	None
A. Larry Chapman	72	2013	Retired Executive Vice President and Head of Commercial Real Estate, Wells Fargo & Co.	Yes	Audit ($)*, Compensation	Realty Income Corporation
Matthew S. Dominski	64	2005	Retired Chief Executive Officer, Urban Shopping Centers, Inc.	Yes	Audit ($), Compensation*	First Industrial Realty Trust
John D. Griffith	57	2015	Senior Vice President of Real Estate and Development of Life Time, Inc. Managing Partner of Griffith Real Estate LLC Retired Executive Vice President of Property Development, Target Corporation	Yes	Compensation, Nominating/ Corporate Governance	None
Richard J. Lieb	59	2016	Managing Director and Chairman of Real Estate of Greenhill & Co., LLC	Yes	Audit ($), Nominating/ Corporate Governance	AvalonBay Communities, Inc.; VEREIT, Inc.
Kathleen M. Nelson	73	2009	President and Founder, KMN Associates LLC	Yes	Nominating/ Corporate Governance*, Executive	Apartment Investment and Management Company; Dime Community Bancshares, Inc.
* Denotes Committee Chairman ($) Audit Committee Financial Expert

Ratification of Auditors (Page 76)

We are asking our shareholders to ratify the appointment of Deloitte as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2019.

Say-on-Pay (Page 78)

Consistent with our shareholders’ preference, our Board of Directors is providing shareholders with an annual vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement.

Please review our Compensation Discussion and Analysis (beginning on page 27), which describes the principal components of our executive compensation program, the objectives and key features of each component and the compensation decisions made by our Compensation Committee for our named executive officers, and the accompanying executive compensation tables and related information (beginning on page 51) for additional details about our executive compensation programs, including information about our named executive officers’ fiscal year 2018 compensation.

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.
2030 Hamilton Place Blvd.
Suite 500
CBL Center
Chattanooga, Tennessee 37421
(423) 855-0001

ANNUAL MEETING OF SHAREHOLDERS
May 9, 2019

ANNUAL MEETING AND PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at the annual meeting of shareholders of the Company (the “Annual Meeting”) to be held at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee, on Thursday, May 9, 2019, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, Company officers and regular employees may solicit proxies from shareholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

Notice of Internet Availability of Proxy Materials

We have elected to use the Securities and Exchange Commission (“SEC”) notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. This allows us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about March 22, 2019, we mailed a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting of Shareholders (the “Notice”) to our shareholders of record as of March 15, 2019. This Notice is not a proxy and cannot be used to vote your shares. As more fully described in the Notice, all shareholders may choose to access our proxy materials on the website referred to in the Notice (www.proxyvote.com) or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those shareholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will receive those materials as you requested. To obtain directions to be able to attend the meeting and vote in person, you may contact our Executive Vice President – Chief Investment Officer either by mail at our corporate office address listed above, or by e-mail to Katie.Reinsmidt@cblproperties.com.

VOTING AT THE ANNUAL MEETING

Record Date and Shares Entitled to Vote

Only shareholders of record at the close of business on March 15, 2019 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company’s common stock,

par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 173,463,967 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The vote required to approve each of the proposals at the Annual Meeting is as follows:

•
The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of the Board of Directors’ nominees for re-election as directors under Proposal 1.

•	The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present or represented at the Annual Meeting is required for approval of:

o
Proposal 2, ratification of the selection of Deloitte as the independent registered public accountants (referred to herein as the “independent registered public accountants” or the “independent auditors”) for the Company’s fiscal year ending December 31, 2019; and

o	Proposal 3, the advisory resolution approving the compensation of our named executive officers.

Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

While the Company’s directors will be elected by plurality vote at the Annual Meeting, as further described below under “Corporate Governance Matters – Additional Policy Statements,” the Board of Directors has implemented a majority voting policy under our Corporate Governance Guidelines, which provides that a director who is nominated in an uncontested election, and who receives a greater number of votes “withheld” from his or her election than votes “for” such election, is required to immediately tender his or her resignation to the Board of Directors for consideration.

Special Note Regarding Shares Held in Broker Accounts

Under New York Stock Exchange (“NYSE”) Rule 452, NYSE member organizations are prohibited from giving a proxy to vote with respect to certain matters, including matters involving (i) an election of directors, (ii) any proposal related to executive compensation (including any shareholder advisory votes on the approval of executive compensation) or (iii) an authorization to implement an equity compensation plan, or any material revision to the terms of any existing equity compensation plan, without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to Proposal 1 or Proposal 3 without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors (Proposal 1), or with taking action on Proposal 3.

Voting Procedures

Shareholders of record have three ways to vote: by mail, by phone and via the Internet using a computer. Shareholders may complete, sign and return the proxy card by pre-paid mail. Alternatively, shareholders may use the toll-free telephone number indicated on the Notice or proxy card to vote by telephone or visit the website indicated on the Notice or proxy card to vote via the Internet.

As noted above, under the rules of the NYSE, on certain routine matters brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the selection of the independent registered public accountants (Proposal 2). In instances – such as voting on Proposals 1 and 3 at the Annual Meeting – where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares for which they have not received voting instructions are counted as present for the purpose of determining whether or not a quorum exists at the Annual Meeting, but are not included in the vote totals. Because broker non-votes are not included in the vote, they are not counted as votes cast “for” or “against” a proposal. Accordingly, assuming the presence of a quorum at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of any nominee for director under Proposal 1, so long as such nominee receives any affirmative votes, and also will have no effect on the ratification of the selection of the independent registered public accountants under Proposal 2, or on the advisory resolution approving compensation of our named executive officers under Proposal 3.

Unless contrary instructions are indicated on the accompanying form of proxy, the shares represented thereby will be voted by the persons named as proxies on such form FOR the election of the Board of Directors’ nominees for re-election as directors of the Company as described in Proposal 1; FOR ratification of the selection of Deloitte as the independent registered public accountants for the Company’s fiscal year ending December 31, 2019 as described in Proposal 2; and FOR the advisory resolution approving compensation of our Named Executive Officers as described in Proposal 3.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Company’s Board of Directors, upon the recommendation of our Nominating/Corporate Governance Committee, has nominated the Company’s seven current directors for re-election by shareholders at this year’s Annual Meeting. Under our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Third Amended and Restated Bylaws, as amended (the “Bylaws”), a majority of our directors must be unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”). Since the Company’s 2014 Annual Meeting, following the declassification of our Board of Directors as approved by our shareholders, all directors have been elected on an annual basis.

Our Board of Directors has delegated to the Nominating/Corporate Governance Committee, pursuant to the provisions of such Committee’s Charter and our Company’s Corporate Governance Guidelines, the responsibility for evaluating and recommending to the Board candidates to be considered as nominees for election as directors of our Company. In discharging these responsibilities, the Nominating/Corporate Governance Committee may solicit recommendations from any or all of the following sources: the Independent Directors, the Chairman of the Board, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating/Corporate Governance Committee’s criteria for the evaluation and selection of director candidates are described in more detail below under “Board of Directors’ Meetings and Committees – Nominating/Corporate Governance Committee.”

Director Nominees

Upon the recommendation of the Nominating/Corporate Governance Committee, our Board intends to present for action at the Annual Meeting the re-election of Charles B. Lebovitz, Stephen D. Lebovitz, A. Larry Chapman, Matthew S. Dominski, John D. Griffith, Richard J. Lieb and Kathleen M. Nelson, each to serve for a term of one year and until their successors are duly elected and shall qualify. Charles B. Lebovitz and Stephen D. Lebovitz serve as Chairman of the Board and as Chief Executive Officer, respectively, of the Company. Messrs. Chapman, Dominski, Griffith and Lieb and Ms. Nelson are the Company’s five Independent Directors. Unless authority to vote for such nominees is withheld, the enclosed proxy will be voted for such nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Summary of Board Experience

As a general matter, our Board believes that each of our directors has valuable individual qualifications, attributes and skills, including significant leadership and strategic planning expertise, gained through experience in one or more of the fields and capacities summarized below that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the management of a publicly traded real estate investment trust (“REIT”) in the shopping center industry such as our Company. The following table highlights our directors’ experience, qualifications, attributes and skills:

	C. Lebovitz	S. Lebovitz	L. Chapman	M. Dominski	J. Griffith	R. Lieb	K. Nelson
Chief Executive Officer/ President/Founder	X	X		X			X
Chief Operating Officer/ Business Unit Chief Executive			X		X	X	X
Commercial Real Estate	X	X	X	X	X	X	X
Financial Services / Capital Markets		X	X	X		X	X
Investment Banking						X
Retail Operations					X
Financial Literacy	X	X	X	X	X	X	X
Risk Oversight / Management	X	X	X	X	X	X	X

Additional details concerning the senior executive management, professional, public company and philanthropic leadership experiences that our Board, with the advice of the Nominating/Corporate Governance Committee, has determined qualify each director for service on our Company’s Board of Directors are set forth in each individual’s biography presented below. For each of these individuals, the position(s) shown in the left column represents the individual’s position(s) with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company’s property management and development activities are conducted.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Charles B. Lebovitz Chairman of the Board Director since 1993 Age – 82
Charles B. Lebovitz serves as Chairman of the Board of the Company and as Chairman of the Executive Committee of the Board of Directors. He previously served as Chief Executive Officer of the Company from the completion of its initial public offering in November 1993 until 2010, and also served as President of the Company until February 1999. Prior to the Company’s formation, he served in a similar capacity with CBL’s Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family’s development business. In 1970, he became affiliated with Arlen Realty & Development Corp. (“Arlen”) where he served as President of Arlen’s shopping center division, and, in 1978, he founded CBL’s Predecessor together with his associates.

Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a member of the Urban Land Institute. He is a past president of the B’nai Zion Congregation in Chattanooga, a member of the National Board of Directors of Maccabiah USA/Sports for Israel (Maccabiah Games), and a National Vice Chairman of the United Jewish Appeal. He was the Campaign Chair for the Jewish Federation of Greater Chattanooga in 1989 and served as President in 1990-91. Mr. Lebovitz also has previously served as Chairman of the International Council of Shopping Centers, Inc. (“ICSC”) and as a Trustee and Vice President (Southern Division) of the ICSC and is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). He is a former member of the Chancellor’s Round Table for the University of Tennessee at Chattanooga, a Past President of the Alumni Council for The McCallie School, Chattanooga, and a past member of The McCallie School Board of Trustees, where he was named the recipient of the 1995 Distinguished Alumnus Award. He also is a past member of the Board of Trustees for Girls’ Preparatory School in Chattanooga. Mr. Lebovitz received the 2015 Leadership Fundraiser of the Year Award from the Association of Fundraising Professionals in conjunction with National Philanthropy Day. Mr. Lebovitz received his Bachelor of Arts degree in Business from Vanderbilt University. He is the father of Company executive officers Stephen D. Lebovitz, Michael I. Lebovitz and Alan L. Lebovitz.

Stephen D. Lebovitz Chief Executive Officer Director since 1993 Age – 58
Stephen D. Lebovitz serves as Chief Executive Officer of the Company, and also served as President of the Company prior to Michael I. Lebovitz being promoted to serve as President in June 2018. He previously served as President and Secretary of the Company from February 1999 to January 1, 2010, when he became President and Chief Executive Officer, and has served as a director of the Company since the completion of its initial public offering in November 1993. He also serves as a member of the Executive Committee of the Board of Directors. Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, and as Senior Vice President – Community Center Development and Treasurer of the Company. Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986.

Mr. Lebovitz served as Chairman of the ICSC from May 2015 through May 2016. He is a past Trustee and Divisional Vice President of the ICSC (2002-08), and is a former member of the Advisory Board of Governors of NAREIT. Mr. Lebovitz is a Trustee of Milton Academy, Milton, Massachusetts, a former member of the Board of Trust of Children’s Hospital, Boston, and a past president of the Boston Jewish Family & Children’s Service. He received the 2014 Edwin N. Sidman Leadership Award for his philanthropic contributions to Boston’s Combined Jewish Philanthropies, including his service as a former Board member and annual campaign chair. Mr. Lebovitz holds a Bachelor’s degree in Political Science from Stanford University and a Master of Business Administration degree from Harvard University. Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz and Alan L. Lebovitz.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION
A. Larry Chapman Director since 2013 Age – 72
A. Larry Chapman joined the Company as a director on August 16, 2013. Mr. Chapman is Chairman of the Audit Committee and a member of the Compensation Committee of the Company’s Board of Directors. Mr. Chapman is a retired 37-year veteran of Wells Fargo & Co., serving as an executive officer of the company from 1987 to 2011. He most recently served as Executive Vice President and the Head of Commercial Real Estate, and as a member of the Wells Fargo Management Committee, from 2006 until his retirement in June 2011. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. As the Group Head of Wells Fargo’s Commercial Real Estate Lending business, Mr. Chapman was responsible for the group’s 75 nationally located real estate loan production offices and 1,500 full time employees. At his retirement in 2011, Mr. Chapman managed the largest bank real estate lending portfolio in the United States, which totaled approximately $60 billion.

Mr. Chapman is a member of the Board of Directors of Realty Income Corporation, a triple net lease REIT, and also serves on its Audit and Technology Risk committees. He is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley; past governor, council member, and trustee of the Urban Land Institute; a past member of NAREIT; and a member and past trustee of the ICSC. Mr. Chapman previously was appointed by the Governor of California to serve on the board of the California Science Center Museum. He also spent six years on the Los Angeles Memorial Coliseum Commission, serving as President in 2002. Mr. Chapman received his Bachelor of Business degree in finance and banking from Texas Tech University.

Matthew S. Dominski Director since 2005 Age – 64
Matthew S. Dominski joined the Company as a director on February 2, 2005. Mr. Dominski serves as Lead Independent Director and is Chairman of the Compensation Committee and a member of the Audit Committee of the Company’s Board of Directors. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the United States and a publicly traded REIT listed on the NYSE and the Chicago Exchange. Previously, he also served in various management positions at JMB Realty Corporation. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002.

Mr. Dominski operated, as a joint owner, Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm, from 2003 through 2013. Mr. Dominski currently serves as a director of First Industrial Realty Trust, a NYSE-listed REIT which buys, sells, leases, develops and manages industrial real estate, and also serves on its Investment and Nominating/Corporate Governance Committees. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the ICSC. Mr. Dominski received his Bachelor of Arts degree in Economics from Trinity College and a Master of Business Administration degree from the University of Chicago.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

John D. Griffith Director since 2015 Age – 57
John D. Griffith joined the Company as a director on January 7, 2015. Mr. Griffith is a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors. In February 2019, Mr. Griffith was appointed as Senior Vice President of Real Estate and Development for Life Time, Inc., which operates a chain of health clubs in the United States and Canada. Mr. Griffith currently serves as Managing Partner of Griffith Real Estate LLC, a commercial real estate development firm. He also served as Head of Global Operations for the American Refugee Committee, an international organization dedicated to serving refugees in fragile states, from July 2016 through July 2018. Mr. Griffith retired from Target Corporation (“Target”) in May 2014, having served most recently as Executive Vice President of Property Development from 2005 until his retirement, and as a member of Target’s Executive Committee. He started with Target in 1999 as the Vice President of Construction. As the Executive Vice President of Property Development at Target, Mr. Griffith was responsible for the management of Target’s real estate, consisting of over 300 million square feet valued at $30 billion, and had responsibility for 3,500 full time employees. During his time at Target, he doubled the retail footprint from approximately 900 locations to more than 1,900.

Mr. Griffith served as the Governor’s appointed Commissioner on the Minnesota Sports Facilities Authority to build a new NFL stadium for the Minnesota Vikings. He is a past trustee of the ICSC, having served on the Executive Committee, and also is a past trustee of Bethel University. Mr. Griffith holds a Bachelor of Arts degree in Business and Economics from Bethel College and a Master of Business Administration degree from the University of Minnesota, Carlson School of Management.

Richard J. Lieb Director since 2016 Age – 59
Richard J. Lieb joined the Company as a director on February 10, 2016. Mr. Lieb is a member of the Audit and Nominating/Corporate Governance Committees of the Company’s Board of Directors. As of January 1, 2019, Mr. Lieb currently serves as Senior Advisor at Greenhill & Co., LLC, a publicly traded independent investment banking firm he joined in 2005. From 2005 through 2018, Mr. Lieb was a Managing Director and also served as Chairman of Real Estate of Greenhill. He served as Greenhill’s Chief Financial Officer from 2008 to 2012 and also served as a member of the firm’s Management Committee from 2008 to 2015. Mr. Lieb has also served at various times during his tenure at Greenhill as head of the firm’s Restructuring business and as head of North American Corporate Advisory services. Prior to joining Greenhill, Mr. Lieb spent more than 20 years with Goldman Sachs, where he headed that firm’s Real Estate Investment Banking Department from 2000 to 2005. Overall, Mr. Lieb has more than 30 years of experience as a strategic advisor to participants in the real estate industry, spanning nearly all property sectors. Mr. Lieb is licensed with FINRA and holds Series 7/General Securities, Series 63 and Series 24 licenses. Mr. Lieb serves as a director, and as Chairman of the Audit Committee and a member of the Compensation Committee, of VEREIT, Inc., a REIT with a diversified portfolio of retail, restaurant, office and industrial real estate assets. Mr. Lieb also serves as a director and a member of the Audit Committee and the Compensation Committee of AvalonBay Communities, Inc., an apartment REIT.

Mr. Lieb is an active member of the American Jewish Committee (AJC) and has served as a member of Wesleyan University’s Career Advisory Counsel. He holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from Harvard Business School.

DIRECTOR NOMINEE	BIOGRAPHICAL INFORMATION

Kathleen M. Nelson Director since 2009 Age – 73
Kathleen M. Nelson joined the Company as a director on May 5, 2009. Ms. Nelson is Chairman of the Nominating/Corporate Governance Committee and a member of the Executive Committee of the Company’s Board of Directors. She has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. Ms. Nelson held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s Mortgage and Real Estate Division. TIAA-CREF’s mortgage and real estate portfolio totaled over $53.0 billion and was invested in all sectors of real estate, of which approximately 25% was invested in retail. Ms. Nelson developed and staffed TIAA-CREF’s Real Estate Research Department and created the pre-eminent commercial mortgage loan sales model for TIAA-CREF, generating over $10.0 billion in mortgage sales. She retired from this position in 2004 and currently serves as President and Founder of KMN Associates LLC (KMN), a commercial real estate investment advisory and consulting firm which advises clients in a variety of commercial real estate transactions including portfolio strategy and capital sourcing. In 2009, Ms. Nelson co-founded and currently serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors.

Ms. Nelson has previously served as Chairman of the ICSC, has been an ICSC Trustee since 1991, and served as the Treasurer and Chairman for the 1996 ICSC Annual Convention. She is the Chairman of the ICSC Audit Committee and is a member of various other ICSC committees. Ms. Nelson is a director, Chairman of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Human Resources, and Redevelopment and Construction Committees, of Apartment Investment and Management Company (AIMCO), a publicly held REIT that owns and manages multi-family residential properties. Ms. Nelson also serves as Lead Director, and as a member of the Compensation and Human Resources, Executive, Risk, and Strategic Planning Committees, of Dime Community Bancshares, Inc., a publicly traded bank holding company based in Brooklyn, New York. She also serves as an unaffiliated Director of the J.P. Morgan U.S. Real Estate Income & Growth Fund and on the Castagna Realty Company Advisory Board, the Beverly Willis Architectural Foundation Advisory Board and is a member of the Anglo American Real Property Institute. She has served on the Board of Advisors to the Rand Institute Center for Terrorism Risk Management Policy. Ms. Nelson is a graduate of Indiana University with a Bachelor of Science degree in Real Estate, the University of Chicago Executive Management Program, and the Aspen Institute Leadership Seminar.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF THE SEVEN DIRECTOR NOMINEES NAMED ABOVE

Additional Executive Officers

Set forth below is information with respect to those individuals serving as executive officers of the Company as of March 15, 2019 (other than Charles B. Lebovitz and Stephen D. Lebovitz):

Name	Age	Current Position (1)
Jeffery V. Curry	58	Chief Legal Officer and Secretary
Michael C. Harrison, Jr.	50	Executive Vice President – Operations
Farzana Khaleel	67	Executive Vice President – Chief Financial Officer and Treasurer
Ben S. Landress	91	Executive Vice President – Management
Alan L. Lebovitz	51	Executive Vice President – Management
Michael I. Lebovitz	55	President
Katie A. Reinsmidt	40	Executive Vice President – Chief Investment Officer
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(1)    The position shown represents the individual’s position with the Company and with the Management Company.

Jeffery V. Curry serves as Chief Legal Officer and Secretary of the Company. Mr. Curry initially was appointed to serve as Interim Chief Legal Officer of the Company simultaneously with the creation of the Chief Legal Officer position by the Board in February 2012, which appointment was made permanent effective April 3, 2012. He was appointed Secretary of the Company effective September 10, 2012. Mr. Curry previously had served since 1986 as a legal advisor to the Company. Prior to joining the Company, Mr. Curry was a partner in the national law firm of Husch Blackwell LLP, counsel to the Company, a position he held since 2006 when he joined the local office of that firm along with a group of lawyers relocating from a firm that formerly provided legal services to the Company. Mr. Curry received his Doctor of Jurisprudence degree in 1985 from the University of Memphis Law School, where he was on the Editorial Board of the University of Memphis Law Review, and received a LL.M. in Taxation from New York University School of Law in 1986. Mr. Curry is a member of NAREIT. He also serves as a vice president and a member of the board of directors for Chattanooga Inner City Outreach, Inc., a local non-profit organization, and he is a member of the Chattanooga Bar Association and the Tennessee Bar Association.

Michael C. Harrison, Jr. serves as Executive Vice President – Operations of the Company. Mr. Harrison joined the Company as Senior Vice President - Strategic and Technology Initiatives in October 2013, to provide leadership and oversight of new strategic initiatives and technology solutions, and served in that position through February 2018, when he was promoted to his current position. Prior to joining CBL, Mr. Harrison served for two years as Senior Vice President Real Estate and Chief Financial Officer for a private real estate developer, owner and operator. Mr. Harrison’s prior experience also includes 18 years of senior level consulting practice focused on strategic management in the real estate industry at RealFoundations, Inc. as well as serving as a former principal and managing director at KPMG LLP. Mr. Harrison has served as a consultant for numerous public and private real estate companies evaluating and overseeing the execution of strategic operating and financial plans. He also served for five years as a controller for a publishing and distribution company. Mr. Harrison received his Accounting degree from Dallas Baptist University.

Farzana Khaleel serves as Executive Vice President – Chief Financial Officer and Treasurer of the Company. Ms. Khaleel served as Executive Vice President – Finance of the Company from January 2010 through September 10, 2012, when she was promoted to her current positions. Previously, Ms. Khaleel served as Senior Vice President – Finance of the Company from September 2000 through January 1, 2010. Prior to joining the Company, Ms. Khaleel was Vice President of Equitable Real Estate (successor to Lend Lease Real Estate Investments prior to its acquisition by Morgan Stanley). Ms. Khaleel served the Equitable and Lend Lease companies for 18 years in various senior financial positions and as Deputy Portfolio Manager for Equitable/AXA Financial’s mortgage portfolio. From 1976 to 1982, she served as Assistant Treasurer of IRT Property Company, a former REIT. Ms. Khaleel has served since October 2010 on the Board of Commissioners of the Chattanooga Metropolitan Airport Authority (CMA) and also is a member of the Finance Committee of the CMA. Ms. Khaleel received a Bachelor of Business Administration degree in Economics, a Master of Business Administration degree in Accounting and a Master of Science degree in Real Estate and Urban Affairs from Georgia State University. She is a certified public accountant, licensed in the state of Georgia.

Ben S. Landress serves as Executive Vice President – Management of the Company. He has held that position since January 1997. Prior to that time, Mr. Landress served as Senior Vice President – Management and prior thereto, he served in a similar capacity with CBL’s Predecessor. He also serves as the Company’s Compliance Officer. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family’s development business. In 1970, he became affiliated with Arlen’s shopping center division, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL’s Predecessor.

Alan L. Lebovitz serves as Executive Vice President – Management of the Company. Mr. Lebovitz served as Senior Vice President - Asset Management of the Company from February 2009 to February 2018, when he was promoted to his current position. He previously served as Vice President - Asset Management having held that position from 2002 through February 2009, and had served in various positions in management, leasing and development since joining the Company in 1995. Prior to joining CBL in 1995, Mr. Lebovitz received his B.A. from Northwestern University in 1990, was affiliated with Goldman, Sachs & Co. from 1990 to 1992 and obtained an M.B.A. from Vanderbilt University. He has been an active community volunteer for organizations that include: Alzheimer Association’s Mid-South Chapter, B’nai Zion Synagogue, Chattanooga Area Chamber of Commerce - Leadership Chattanooga and Workforce Development Task Force, Chattanooga Public Education Foundation, Jewish Federation of Greater Chattanooga, The McCallie School, Normal Park Museum Magnet School, and United Way of Greater Chattanooga. Alan L. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Michael I. Lebovitz.

Michael I. Lebovitz serves as President of the Company. Mr. Lebovitz served as Executive Vice President – Development and Administration of the Company from January 2010 through June 2018, when he was promoted to his current position. Mr. Lebovitz also served as Senior Vice President – Chief Development Officer of the Company from June 2006 through January 1, 2010. Previously, he served the Company as Senior Vice President – Mall Projects, having held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL’s Predecessor in 1988 as a project manager overseeing the development of CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL’s Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is past president of the Jewish Community Federation of Greater Chattanooga and a past member of the national board of Hillel. Mr. Lebovitz currently serves on the national boards of Jewish Federations of North America and the United Israel Appeal. He formerly served on the board of the United States Holocaust Memorial Council and was National Campaign Chair for the Jewish Federations of North America from 2010 – 2011. He is also a member of the board of the United Way of Greater Chattanooga and formerly served on the board of The McCallie School in Chattanooga. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Katie A. Reinsmidt serves as Executive Vice President – Chief Investment Officer of the Company.  Ms. Reinsmidt served as Senior Vice President – Investor Relations/Corporate Investments of

the Company from September 2012 through February 2017, when she was promoted to her current position.  She joined the Company as Director of Investor Relations in 2004 and previously was promoted to Director – Corporate Communications and Investor Relations in 2008 and to Vice President – Corporate Communications and Investor Relations of the Company in 2010.  Prior to joining the Company, Ms. Reinsmidt served as an Associate Analyst at A.G. Edwards & Sons in St. Louis, Missouri, where she provided research coverage for retail, healthcare and lodging REITs.  Ms. Reinsmidt received her Bachelor of Science degree in Economics from the University of Missouri – St. Louis.  She also serves as a Trustee and Secretary of the City of Chattanooga General Pension Board, and served as its Vice Chairman from March 2011 through February 2017.

Other Senior Officers

Set forth below is information with respect to those individuals serving as senior officers of the Company, in addition to our directors and executive officers, as of March 15, 2019:

Name	Age	Current Position (1)
Andrew F. Cobb	50	Senior Vice President – Director of Accounting
Howard B. Grody	58	Senior Vice President – Leasing
Don Sewell	72	Senior Vice President – Management
Stuart Smith	57	Senior Vice President – Redevelopment
______________________
(1)    The position shown represents the individual’s position with the Company and with the Management Company.

Andrew F. Cobb serves as Senior Vice President – Director of Accounting, a position to which he was promoted in February 2015. He joined CBL in June 2002, as Vice President – Accounting. In February 2007, he was promoted to Vice President and Director of Accounting. Prior to joining the Company, Mr. Cobb was with Arthur Andersen LLP from 1991 to 2002, serving as an audit manager from 1996 to 2002. Mr. Cobb is a certified public accountant, licensed in the State of Tennessee and a member of the Tennessee Society of Certified Public Accountants. Mr. Cobb received a Bachelor of Science in Accounting from Tennessee Technological University.

Howard B. Grody serves as Senior Vice President – Leasing of the Company. He was promoted to that position in June 2008. Previously, Mr. Grody had served as Vice President – Mall Leasing of the Company since 2000. Mr. Grody joined CBL in 1991 as a Leasing Manager for the Turtle Creek Mall development in Hattiesburg, Mississippi, and subsequently was promoted to the position of Senior Leasing Manager, where he had leasing responsibility for many of the Company’s properties throughout the country. Prior to joining CBL, Mr. Grody worked in the real estate industry with Sizeler Real Estate Properties. Mr. Grody was awarded the designation of Certified Leasing Specialist as recognized by ICSC in 1994, the program’s inaugural year, and was awarded the designation of Senior Certified Leasing Specialist in 2008. Mr. Grody has served two terms on the ICSC Certified Leasing Specialist Committee. Mr. Grody received his Bachelor of Science in Management degree from Tulane University.

Don Sewell serves as Senior Vice President – Management of the Company. He was promoted to that position in February 2018, having previously served CBL as Vice President – Mall Management since February 2000 and in various prior property management positions with both the Company and Arlen since 1973. In his current position, Mr. Sewell oversees the management and operational duties for

CBL’s portfolio of enclosed regional malls. He holds the designations of Certified Shopping Center Manager and Certified Marketing Director as recognized by the ICSC.

Stuart Smith serves as Senior Vice president – Redevelopment, a position to which he was promoted in February 2015. He joined CBL as Director of Tenant Coordination in January 2001, and then became Director – Tenant Design and Development in April 2003. He was promoted to Vice President – Redevelopment in February 2007. Mr. Smith is responsible for creating redevelopment opportunities and solutions throughout the portfolio.  This includes the initial vision along with securing new and existing anchor deals and approvals. Mr. Smith started his shopping center career as an Owner's Representative with U.S. Lend Lease in 1986 located in Tampa, Florida. He subsequently served eight years with Dusco Property Management in Lancaster, Pennsylvania overseeing mall renovation projects throughout the country, and then four years with Arbor Property Trust in Philadelphia, Pennsylvania as Director of Construction.  He received his Business degree from Pennsylvania State University.

Operation of the Company’s Business; Certain Aspects of the Company’s Capital Structure

Our Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). Through the referenced subsidiaries, our Company currently holds a 1.0% sole general partner interest and an 85.6% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). See “Certain Relationships and Related Person Transactions – Operating Partnership Agreement; CBL Rights”. Our Company conducts substantially all of its business through the Operating Partnership. Our Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary of the Operating Partnership, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

Corporate Governance Matters

Overview. Our Board has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company’s corporate governance principles and practices. Effective as of January 1, 2006, our Company adopted amended and restated guidelines on corporate governance incorporating all previous guidelines on corporate governance and including additional policy statements, which were further amended (i) effective January 1, 2012 with respect to minimum stock ownership levels for Non‑Employee Directors (directors who are not employees of the Company, currently, the Independent Directors), (ii) effective January 1, 2015 with respect to implementation of a majority vote policy for uncontested director elections and (iii) effective March 17, 2015 to increase the minimum stock ownership level for the Chief Executive Officer (collectively, as amended and restated, referred to herein as the “Corporate Governance Guidelines”). See “Corporate Governance Matters – Additional Policy Statements.” These documents can be accessed in the “Invest – Investor Relations – Governance Documents” and “Invest – Investor Relations – Committee Charting” sections of the Company’s website at cblproperties.com.

Director Independence. Our Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the SEC and of the NYSE corporate governance standards. The Director Independence Standards are included as an exhibit to our Company’s Corporate Governance Guidelines, which can be found in the “Invest – Investor Relations – Governance Documents” section of the Company’s website at cblproperties.com. Pursuant to NYSE Rule 303A.02(a) and the provisions of our Company’s Director Independence Standards (as set forth below), our Board has reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with our Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of our Board. As a result of this review, our Board affirmatively determined that five of our Company’s seven current directors were independent under the standards of the SEC and NYSE and as set forth in our Company’s Director Independence Standards. Messrs. Charles B. Lebovitz and Stephen D. Lebovitz, who are executive officers of our Company and employees of the Management Company, were deemed not independent.

Additional Policy Statements. Effective as of January 1, 2006, and as further amended (i) effective January 1, 2012 with respect to minimum stock ownership levels for Non-Employee Directors, (ii) effective January 1, 2015 with respect to implementation of a majority vote policy for uncontested director elections and (iii) effective March 17, 2015 to increase the minimum stock ownership level for the Chief Executive Officer, the Company has included additional policy statements as part of the Corporate Governance Guidelines. A summary of these policy statements is as follows:

Director Resignation Policy – a policy statement that requires a director who is nominated in an uncontested election but does not receive a “majority vote” to immediately tender his or her resignation to the Board of Directors for consideration.  A “majority vote” means that the number of shares voted “for” a director must exceed the number of votes “withheld” with respect to the election of that director. The policy provides that if a director does not receive a “majority vote” and tenders his or her resignation, the Nominating/Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the resignation. The Board will then consider the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision to either accept or reject the resignation within 90 days from the date of certification of the election results. The director whose resignation is being considered will not participate in the recommendation of the Nominating/Corporate Governance Committee or the decision of the Board of Directors.

Limits on Other Board Participation – a policy statement that limits to four (4) the number of other public company boards (not counting the Company’s Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors – as amended, a policy statement that provides that by five (5) years from the later of (i) January 1, 2012 or (ii) becoming a member of the Company’s Board, a Non‑Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must own at least an amount of shares of the Company’s common stock having a value, determined as set forth in the policy statement, equal to not less than three (3) times the amount of annual cash compensation that such Non‑Employee director shall receive from the Company. This policy statement includes an exemption for any Non‑Employee director who is prohibited by law or by the regulations of his or her employer from having an ownership interest in the Company’s securities.

Minimum Stock Ownership for Executive Officers – a policy statement that provides that by five (5) years from the later of (i) the adoption of the policy or (ii) becoming an executive officer, such officer must own an amount of the Company’s Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership
Chief Executive Officer	10x prior calendar year's annual base salary
President	2x prior calendar year's annual base salary
Chief Financial Officer	2x prior calendar year's annual base salary
Executive Vice President	2x prior calendar year's annual base salary

2018 Updates to Minimum Stock Ownership Requirements for Non-Employee Directors and Executive Officers – In November 2018, the Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, approved the following updates to the stock ownership requirements described above: (i) since these requirements were originally meant to apply to executive officers and Non-Employee Directors of CBL, and the senior vice presidents no longer qualify as executive officers due to the policy making authority vested in our executive vice presidents, the ownership requirement for senior vice presidents was eliminated; (ii) a valuation formula was added for purposes of annual compliance testing under these policies, that provides that shares of the Company’s Common Stock will be “valued” for such purpose at the greater of (A) their actual cost basis, for shares purchased by a Non-Employee Director or executive officer, (B) the tax basis for shares awarded to Non-Employee Directors and executive officers on a compensatory basis or (C) the average value of the Company’s Common Stock for the calendar year preceding the year in which such testing occurs, determined by using the average of the closing prices of the Company’s Common Stock on the NYSE on each trading day in the preceding calendar year; and (iii) a provision stating that any exceptions to the required minimum stock ownership levels for any Non-Employee Director or executive officer will be subject to review and discretionary approval by the Chairman of the Board’s Compensation Committee (or by the Chairman of the Nominating/Corporate Governance Committee, if such exception involves the Chairman of the Compensation Committee).

Changes in Director’s Principal Occupation or Business Association – a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held when originally invited to join the Board of Directors, such director shall promptly tender his or her resignation as a director to the Chairman of the Board of Directors. The Nominating/Corporate Governance Committee shall then review whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company. If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the tender of resignation by the affected director shall be accepted by the Board of Directors.

Initial Term of Director Appointed to Fill a Board Vacancy – a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company’s shareholders. In order for such director to continue to serve thereafter, he or she must be nominated and duly elected for another full term.

Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation. Matthew S. Dominski chairs these executive sessions in his capacity as the Company’s Lead Independent Director. The Independent Directors met in four executive sessions during 2018.

Board Leadership Structure. Our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Prior to January 1, 2010, Charles B. Lebovitz had served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993. During the fourth quarter of 2009, the Board determined that Stephen D. Lebovitz should be promoted to serve as Chief Executive Officer of the Company effective January 1, 2010. The Board determined that it was appropriate to separate these positions at that time.

Additionally, our Board of Directors believes that the leadership provided to the Company by the two current executive directors (Chairman Charles B. Lebovitz and Chief Executive Officer Stephen D. Lebovitz) is appropriately complemented by a strong leadership and oversight role played by the Company’s Independent Directors, which may be summarized as follows:

•
Both our Certificate of Incorporation and Bylaws require that a majority of our Board be comprised of Independent Directors; historically this requirement has been satisfied at all times, and five of the seven current members of the Company’s Board satisfy this requirement as described above.

•
The Independent Directors are a sophisticated group of professionals, all of whom have significant experience in the commercial real estate industry in addition to possessing a variety of other expertise and skills, and many of whom either are currently, or have been, leaders of major companies or institutions.

•
Our Board has established three standing Committees composed solely of Independent Directors — the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee — each with a different Committee chair, and each with responsibility for overseeing key aspects of CBL’s corporate governance (see “Board of Directors Meetings and Committees” below).

•	As described above, the Independent Directors regularly meet in executive sessions without the presence of management, with the Lead Independent Director presiding over such sessions.

•
The Independent Directors, as well as our full Board, have complete access to the Company’s management team. The Board and its committees receive regular reports from management on the business and affairs of the Company and related strategic planning considerations.

•
Under the Company’s Corporate Governance Guidelines, all Company directors are to have full access to the executive officers of the Company (including the Company’s Chief Legal Officer), the Company’s independent counsel, independent registered public accountants, and any other advisors that the Board or any director deems necessary or appropriate.

Board and Management Roles in Risk Oversight. Assessing and managing risk is the responsibility of the management of our Company. Our Board is responsible for overseeing our risk management. The Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, cyber-security risks and threat mitigation related to our technology and information systems, existing and potential legal claims against the Company and various other matters relating to the Company’s business; (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts; (3) the review and discussion of regular periodic reports to the Board and its committees from the Company’s independent registered public accountants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes; and (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating/Corporate Governance Committees.

In addition, under its charter, the Audit Committee is specifically responsible for reviewing and discussing management’s policies with respect to risk assessment and risk management. The Company’s Director of Internal Audit meets regularly in executive sessions with the Audit Committee (at least quarterly and more frequently if necessary), for discussions of the Company’s oversight of risk through the internal audit function, including an annual review of the Company’s internal audit plan, which is focused on significant areas of financial, operating, and compliance risk, and periodic updates on the results of completed internal audits of these significant areas of risk. The Audit Committee also monitors the Company’s SEC disclosure compliance, and any related reporting risks, and receives regular reports from the Company’s Compliance Committee which assist the Audit Committee in exercising certain oversight responsibilities concerning (i) the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements) and (ii) compliance with the Company’s Related Party Transactions Policy as described herein under the section entitled “Certain Relationships and Related Person Transactions.”

Communicating with the Board of Directors. The Company provides a process for shareholders and other interested parties to send communications to the Board or any of our directors. Such persons may send written communications to the Board or any of the directors c/o the Company’s Executive Vice President – Chief Investment Officer, CBL Properties, 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company’s Executive Vice President – Chief Investment Officer and submitted to the Board or to the individual director(s) to whom such communication is addressed. It is the Company’s policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company’s policy that a majority of the directors (including a majority of the Company’s Independent Directors) attend each Annual Meeting. All of the Company’s current directors attended the 2018 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics. Our Board has adopted a Third Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the “Invest – Investor Relations – Governance Documents” section of the Company’s website at cblproperties.com, or at no charge by directing a written request for a copy to the Company at CBL Properties, CBL Center, Suite 500, 2030 Hamilton Place Blvd., Chattanooga, Tennessee 37421-6000, Attention: Executive Vice President – Chief Investment Officer. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees.

Board of Directors’ Meetings and Committees

The Company’s Board of Directors met nine times and took action by unanimous written consent two times during 2018. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2018.

Our Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees, as described in more detail below. Copies of each of the three committee charter documents referenced below are available and can be accessed in the “Invest – Investor Relations – Committee Charting” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Executive Vice President – Chief Investment Officer at the address provided above.

The Executive Committee
Members: Charles B. Lebovitz (Chair) Stephen D. Lebovitz Kathleen M. Nelson 2018 Committee Actions: 5 meetings 4 actions by unanimous written consent
The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company’s Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL’s Predecessor pursuant to the Company’s Bylaws.

The Audit Committee
Members: A. Larry Chapman (Chair) Matthew S. Dominski Richard J. Lieb 2018 Committee Actions: 8 meetings Governing Document: Second Amended and Restated Charter adopted August 14, 2013
The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company’s internal accounting controls as well as the Company’s accounting policies and results and management’s policies with respect to risk assessment and risk management. The Audit Committee also exercises certain oversight responsibilities concerning the Company’s use of interest rate hedging instruments to manage our exposure to interest rate risk (including but not limited to entering swaps for such purpose and the exemption of any such swaps from applicable execution and clearing requirements), and under the Company’s Related Party Transactions Policy, as described herein under the section entitled “Certain Relationships and Related Person Transactions.”
The Board of Directors has determined that each member of the Audit Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable, and also has determined that each of A. Larry Chapman, Matthew S. Dominski and Richard J. Lieb qualify as an “audit committee financial expert” as such term is defined by the SEC.

The Compensation Committee
Members: Matthew S. Dominski (Chair) A. Larry Chapman John D. Griffith 2018 Committee Actions: 3 meetings Governing Document: Amended and Restated Charter adopted May 14, 2013
The Compensation Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of senior vice president or higher. The Compensation Committee administers the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan, as amended (the “2012 Stock Incentive Plan”), but typically delegates the responsibility for routine, ministerial functions related to that plan, such as the documentation and record-keeping functions concerning awards issued under such plan, to employees in the Company’s accounting and finance departments, with assistance from Company counsel. The Compensation Committee also approves and oversees the Annual Incentive Plan and Long-Term Incentive Program components of the Company’s current incentive programs for its Named Executive Officers, developed in 2015 in conjunction with the Compensation Committee’s initial engagement of the independent compensation consulting firm FPL Associates, L.P. (“FPL”). In evaluating our current NEO compensation program following the first three years of its operation, the Compensation Committee, with the assistance of an evaluation it commissioned from FPL, determined to make certain changes to the program for 2018 as discussed herein under the section entitled “Executive Compensation – Compensation Discussion and Analysis” which, together with the section entitled “Director Compensation,” provides additional information concerning the Compensation Committee’s processes and procedures for setting director and executive officer compensation.
The Board of Directors has determined that each member of the Compensation Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 and 303A.05(a) of the listing standards of the NYSE as currently applicable.

The Nominating/Corporate Governance Committee
Members: Kathleen M. Nelson (Chair) John D. Griffith Richard J. Lieb 2018 Committee Actions: 2 meetings Governing Document: Amended and Restated Charter adopted August 14, 2013
The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Company’s governance processes and procedures. The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire.
The Nominating/Corporate Governance Committee requires a majority of the Company’s directors to be “independent” in accordance with applicable requirements of the Company’s Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee and Compensation Committee members). A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is included in the Company’s Corporate Governance Guidelines, a copy of which is available in the “Invest – Investor Relations – Governance Documents” section of the Company’s website at cblproperties.com. In addition and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate’s business and professional skills and experiences, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company’s needs for particular skills, insight and/or talents on the Board of Directors. Neither the Nominating/Corporate Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of perspective, background, gender and experience. For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seat presently held by Ms. Nelson, the Nominating/Corporate Governance Committee also considered the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition prior to their expiration.
The Nominating/Corporate Governance Committee will consider candidates for Board of Directors’ seats proposed by shareholders. Any such proposals should be made in writing to CBL Properties, 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than November 23, 2019, in order to be considered for inclusion in the Company’s proxy statement for the 2020 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by shareholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a shareholder or by the Company. For deadlines applicable to the nomination of director candidates pursuant to the proxy access procedures adopted by the Company in February 2016 and set forth in 2.8 of our Bylaws, see the section of this proxy statement entitled “Date For Submission of Shareholder Proposals And Related Matters” below.
The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is an Independent Director pursuant to the independence requirements of Sections 303A.02 of the listing standards of the NYSE as currently applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of March 15, 2019, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
BlackRock, Inc. (3)	29,701,312	17.12%	14.83%
55 East 52nd Street New York, NY 10055
The Vanguard Group, Inc. (4)	24,804,510	14.30%	12.39%
100 Vanguard Blvd. Malvern, PA 19355
CBL & Associates, Inc.(“CBL’s Predecessor”) (5)	16,764,484	8.86%	8.37%
Charles B. Lebovitz (6)	19,112,878	10.04%	9.55%
Stephen D. Lebovitz (7)	1,762,013	1.01%	*
Farzana Khaleel (8)	318,371	*	*
Michael I. Lebovitz (9)	832,154	*	*
Jeffery V. Curry (10)	147,382	*	*
Augustus N. Stephas (11)	208,354	*	*
A. Larry Chapman (12)	84,397	*	*
Matthew S. Dominski (13)	93,276	*	*
John D. Griffith (14)	83,382	*	*
Richard J. Lieb (15)	72,509	*	*
Kathleen M. Nelson (16)	90,931	*	*
All executive officers and directors and director nominees (15 persons) as a group (17)	23,586,719	12.31%	11.78%

* Less than 1%

(1)
The Company conducts all of its business activities through the Operating Partnership. Pursuant to the Operating Partnership Agreement, each of the partners of the Operating Partnership, which include, among others, CBL’s Predecessor and certain of the Company officers named in this Proxy Statement, has the right, pursuant to the exercise of CBL Rights as described above, to exchange all or a portion of such partner’s Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a shareholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 173,463,967 shares of Common Stock actually outstanding as of March 15, 2019 and (ii) as described in the accompanying footnotes, each individual’s or entity’s share of 26,758,405 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity). Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Certificate of Incorporation.

(2)
The Fully-Diluted Percentage calculation is based on (i) 173,463,967 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of Common Units and Special Common Units of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 200,184,665 shares of Common Stock.

(3)
In a Schedule 13G/A filed on January 24, 2019 by BlackRock, Inc. (“BlackRock”), BlackRock reported that as of December 31, 2018, it beneficially owned 29,701,312 shares of Common Stock, or 17.13% of the total shares outstanding as of March 15, 2019. BlackRock reported that it possessed sole dispositive power with respect to all of such shares of Common Stock, and sole voting power with respect to 29,150,516 of the shares of Common Stock beneficially owned.

(4)
In a Schedule 13G/A filed on February 11, 2019 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2019, it beneficially owned 24,804,510 shares of Common Stock, or 14.30% of the total shares outstanding as of March 15, 2019. In a related Schedule 13G/A filed on January 31, 2019, Vanguard reported that of the 24,804,510 shares of Common Stock beneficially owned, 8,263,992 shares, or 4.76% of the total shares outstanding as of March 15, 2019, are beneficially owned by Vanguard Specialized Funds – Vanguard Real Estate Index Fund, with such fund having sole voting and no investment power as to all of such shares, with sole investment power over all of such shares held by Vanguard. Of the remaining shares, Vanguard reported it possesses sole voting power with respect to 327,556 of such shares and shared voting power with respect to 235,477 of such shares, and had sole dispositive power with respect to 24,420,159 shares and shared dispositive power with respect to 384,351 shares.

(5)
Includes (i) 1,035,106 shares of Common Stock owned directly, (ii) 15,520,703 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 208,675 shares of Common Stock that may be acquired by four entities controlled by CBL’s Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(6)
Includes (i) 854,809 shares of unrestricted Common Stock owned directly; (ii) 196,573 shares of restricted Common Stock that Charles B. Lebovitz received under the Stock Incentive Plan; (iii) 25,139 shares owned by Mr. Lebovitz’ wife and 9,371 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power; (iv) 756,350 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights; (v) 16,764,484 shares of Common Stock beneficially owned by CBL’s Predecessor as described in Note (5) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL’s Predecessor; (vi) 489,071 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights; and (vii) 17,081 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts, as to which Mr. Lebovitz serves as trustee, for the benefit of the spouses and children of two of his sons (of which Mr. Lebovitz disclaims beneficial ownership).

(7)
Includes (i) 951,672 shares of unrestricted Common Stock owned directly, (ii) 242,921 shares of restricted Common Stock that Stephen D. Lebovitz received under the Stock Incentive Plan, (iii) 480,297 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (iv) 1,150 shares owned by Mr. Lebovitz’ wife and 31,818 shares held in trusts for the benefit of his children (of which Mr. Lebovitz disclaims beneficial ownership); and (v) 54,155 shares of Common Stock that may be acquired upon the exercise of CBL Rights by a trust, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of one of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(8)
Includes (i) 227,644 shares of unrestricted Common Stock owned directly, (ii) 9,073 shares of Common Stock owned by Ms. Khaleel’s individual retirement account, and (iii) 81,654 shares of restricted Common Stock that Ms. Khaleel received under the Stock Incentive Plan.

(9)
Includes (i) 433,979 shares of unrestricted Common Stock owned directly; (ii) 81,654 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan; (iii) 1,830 shares owned by Mr. Lebovitz’ wife; (iv) 212,346 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, and (v) 102,345 shares of Common Stock that may be acquired upon the exercise of CBL Rights by trusts, as to which Mr. Lebovitz serves as trustee, for the benefit of the children of two of his brothers (of which Mr. Lebovitz disclaims beneficial ownership).

(10)
Includes (i) 65,636 shares of unrestricted Common Stock owned directly (including 7,458 shares which Mr. Curry holds in a joint account with his wife and 7,511 shares held in Mr. Curry’s Individual Retirement Account) and (ii) 81,745 shares of restricted Common Stock that Mr. Curry received under the Stock Incentive Plan.

(11)	Includes (i) 153,014 shares of unrestricted Common Stock owned directly and (ii) 55,340 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights.

(12)	Includes 84,397 shares of restricted Common Stock granted to Mr. Chapman under the Stock Incentive Plan.

(13)	Includes (i) 129 shares of unrestricted Common Stock owned directly and (ii) 93,147 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(14)	Includes (i) 6,985 shares of unrestricted Common Stock owned directly and (ii) 76,397 shares of restricted Common Stock granted to Mr. Griffith under the Stock Incentive Plan.

(15)	Includes (i) 112 shares of unrestricted Common Stock owned directly and (ii) 72,397 shares of restricted Common Stock granted to Mr. Lieb under the Stock Incentive Plan.

(16)	Includes (i) 34 shares of unrestricted Common Stock owned directly and (ii) 90,897 shares of restricted Common Stock granted to Ms. Nelson under the Stock Incentive Plan.

(17)
Includes an aggregate of (i) 4,269,596 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group, (ii) 1,144,432 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan and (iii) 18,172,690 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company’s review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2018 all officers, directors and ten percent shareholders complied with the filing requirements applicable to them, except for the following late filings for the following reporting persons: one report concerning shares withheld for taxes in connection with the vesting of restricted stock was filed late for Stephen Lebovitz, due to an internal miscommunication among compliance personnel, and each of Stephen Lebovitz (one report involving three transactions) and Charles Lebovitz (one report involving three transactions) had transactions that were inadvertently reported late involving transfers of shares between family trust accounts for the benefit of their respective children/grandchildren. None of these reports involved market transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis reviews the factors, objectives and policies underlying each element of compensation paid for fiscal year 2018, and certain elements of our 2019 compensation program, for the following five individuals who are “named executive officers” as determined under SEC rules (the “Named Executive Officers” or “NEOs”), as well as Augustus N. Stephas, who retired from his position as Executive Vice President – Chief Operating Officer of the Company effective September 28, 2018, prior to his final retirement from CBL December 31, 2018:

•	Charles B. Lebovitz, Chairman of the Board,

•	Stephen D. Lebovitz, Chief Executive Officer

•	Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer

•	Michael I. Lebovitz, President

•	Jeffery V. Curry, Chief Legal Officer and Secretary

Executive Compensation Design and “Say-on-Pay” Advisory Vote

We provide shareholders with an annual “say-on-pay” advisory vote on the Company’s compensation program for its Named Executive Officers. Four years ago, after extensive shareholder feedback, the Compensation Committee worked with an independent compensation consulting firm, FPL Associates L.P. (“FPL”), to re-design the NEO base and incentive compensation program. Since then, our shareholders have expressed strong support for the program with annual “say-on-pay” advisory vote approval ranging between 94-97%:

We believe this strong expression of support by our shareholders over recent years has validated that our compensation programs are well designed and aligned with performance. The Committee will continue to consider the outcome of say-on-pay votes when making future executive compensation decisions and we will disclose the impact of this consideration in future filings.

While shareholders have shown approval of our existing compensation program, the Compensation Committee, with input from FPL, modified the 2018 Long-Term Incentive Program (“LTIP") in order to better align with market practices. The changes to the LTIP have been highlighted below:

2018 LTIP Changes
	2015 - 2017 LTIPs	2018 LTIP
Metrics	100% Relative TSR vs. FTSE NAREIT Retail Index	66.67% Relative TSR vs. FTSE NAREIT Retail Index 33.33% Absolute Cumulative TSR

Relative TSR Performance Measure	Basic Points	Percentile Ranking

While maintaining overall pay levels that are relatively conservative within our industry, the Compensation Committee has structured the incentive program for our Named Executive Officers around the following key principles:

•	The NEO incentive program includes both short-term and long-term components, balancing incentives for performance across multiple periods.

Our Named Executive Officers are compensated separately for short-term performance through cash awards under an Annual Incentive Plan (“AIP”), and rewarded for value creation over a multi-year period through an LTIP that maintains accountability for the achievement of longer-term, sustained performance.

•	The largest component of NEO equity awards is based on a long-term (in excess of one year) performance metric that emphasizes shareholder alignment.

To provide direct alignment with investors, a majority of the NEO equity awards under our LTIP is predicated on our three‑year total shareholder return, or “TSR” (stock price change plus dividends paid, assuming dividend reinvestment). LTIP awards made through 2017 were focused on the Company outperforming our closest peers in the public REIT retail sector (the “FTSE NAREIT Retail Index”) for the NEOs to earn the targeted compensation under this component of our LTIP awards. Beginning with the 2018 LTIP awards, the majority (or two-thirds (2/3)) of this quantitative component of the LTIP continues to be based on such relative performance and one-third (1/3) is based on absolute TSR targets for the Company. In each case, once earned, 40% of the awards are subject to vesting over an additional two-year period.

•	The NEO incentive program is largely based on objective performance criteria.
A majority of both AIP cash bonuses and LTIP awards are tied to specifically defined and communicated performance criteria commonly used in our industry and supported by our shareholders:
	AIP Criteria:	Funds From Operations (“FFO”) per diluted share, as adjusted
Same-center Net Operating Income (“NOI”) growth
	LTIP Criteria:	Total shareholder return performance

In conjunction with the adoption of our current NEO incentive program in 2015, we also increased the stock ownership guidelines for our Chief Executive Officer from shares having a value equal to 3x his prior calendar year’s annual base salary to shares having a value equal to 10x his prior calendar year’s annual base salary. As discussed further below, we also proactively adopted a clawback policy in conjunction with the NEO incentive program in 2015 and, in February 2016, our Board added an anti-hedging policy applicable to CBL’s officers and directors.

Additional details concerning CBL’s Named Executive Officer compensation during 2018, as well as our NEO incentive program for 2019, are provided below. Certain elements of Mr. Stephas’ 2018 compensation were determined pursuant to the terms of a Retirement and General Release Agreement dated September 28, 2018, as summarized below under the heading “Compensation in Connection With 2018 Retirement of Gus Stephas” and otherwise reflected, where applicable, throughout the following discussion. The Compensation Committee believes the overall compensation program for our Named Executive Officers, including our NEO incentive program, appropriately balances (i) compensation based on short-term vs. long-term performance and (ii) compensation based on operational goals vs. compensation based on stock price performance, while providing an appropriate level of objectivity and retaining some subjectivity to support the Company’s business plans and strategy. We believe these programs will continue to allow us to attract and retain highly qualified personnel, while also serving our overall objective of linking senior management’s long-term economic interests with those of CBL’s shareholders.

CBL 2018 Performance Considerations

CBL is a self-managed, self-administered, fully integrated REIT that owns, develops, acquires, leases, manages, and operates regional shopping malls, open-air and mixed-use centers, outlet centers, associated centers, community centers and office properties located in 26 states, primarily in the southeastern and midwestern United States. 2018 was a challenging year for CBL, as the bankruptcy filings of Bon-Ton and Sears contributed to over 40 announced anchor store closures and the rent loss from these vacant anchors, as well as other rent reductions and store closures related to bankrupt or struggling small shop tenants, significantly impacted the Company’s current revenues and contributed to a 6% decline in same-center NOI for 2018.

As a result, management continued to place significant emphasis during 2018 on effectively executing strategies designed to mitigate rent loss through preserving occupancy, as well as focusing new leasing efforts on repurposing vacated spaces to diversify the Company’s rental revenues by providing more dynamic and vibrant uses, such as entertainment, dining and other non-apparel tenants, which better attract today's consumers. Accordingly, over 67% of the Company’s total new leasing in 2018 was executed with non-apparel tenants. These leasing strategies contributed to slightly improved sales performance in spite of the overall market headwinds during 2018, as same-center sales per square foot at the Company’s stabilized malls increased to $377 as compared to $375 for the prior year.

In order to provide the Company with greater financial flexibility to execute on these operational and redevelopment goals, senior management also worked diligently throughout late 2018 to replace all of our unsecured credit facilities and unsecured term loans with a new $1.185 billion secured facility with 16 banks that closed in January 2019. The new secured facility matures in June 2023 and has allowed the Company to address all of our unsecured debt maturities through December 2023. Additional factors relative to the Company’s overall 2018 performance that were considered by the Compensation Committee in making its decisions concerning the subjectively determined elements of 2018 NEO compensation (in addition to the individual factors outlined below for each Named Executive Officer) included the following:

•	The Company’s FFO, as adjusted, per diluted share of $1.73 for 2018, within the Company’s issued guidance range.[1]

___________________________________________________
1 FFO, as adjusted, and same-center NOI are non-GAAP measures. For a description of FFO, FFO, as adjusted, a reconciliation of these measures to GAAP net income and an explanation of why we believe they are useful performance measures, see “Non-GAAP Measure - Funds from Operations” beginning on page 76 within the “Liquidity and Capital Resources” section of Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018. For a description of same-center NOI, a reconciliation from GAAP net income to same-center NOI and an explanation of why we believe this is a useful performance measure, see “Non-GAAP Measure - Same-center Net Operating Income” beginning on page 56 within the “Results of Operations” section of Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018.

•	A decline in portfolio same-center NOI of approximately 6.0% for 2018 as compared to the prior year period, which represented the mid-point of the Company issued guidance range.[1]

•
The Company’s successful execution of approximately 4.2 million square feet of new and renewal leases in the operating portfolio during 2018, including approximately 67% of new leases having been executed with non-apparel tenants.

•	Opening nine projects, comprising over 527,000 square feet of new retail development and redevelopments, representing a total pro forma investment of nearly $90 million.

•
Significant progress made on successful execution of the Company’s “capital lite” approach to redevelopment, which allows for the replacement of a number of anchor locations with little-to-no investment by the Company.

•	The Company completed more than $100 million in gross disposition activity, including the sale of a Tier 3 mall and $35 million in outparcel sales.

•	The Company’s successful completion of more than $340 million in financing activity during 2018, highlights of which included:

•	achieving a total pro rata debt balance of $4.6 billion at December 31, 2018, the Company’s lowest in over 10 years and representing a reduction of approximately $100 million from the prior year end;

•	successful execution of two non-recourse secured loans aggregating $230 million ($133.75 million at CBL’s share), which have 10-year terms and bear a weighted average fixed interest rate of 4.925%.

•	The successful execution of a new $1.185 billion secured credit facility, which closed in January 2019 and addressed all of the Company’s unsecured debt maturities through December 2023.

•	The successful execution of additional information technology systems upgrades to improve the efficiency of the Company’s operations.

Pay for Performance Alignment and Compensation Highlights

A significant portion of our NEOs’ compensation is tied to predefined objectives that align with shareholder interests. In light of recent Company performance, the Compensation Committee took the actions reflected in the following table in 2018 and early 2019, to appropriately align the pay opportunities and incentives provided to our CEO and our other NEOs with the creation of long-term shareholder value by working to reposition our properties to overcome the current challenging retail environment:

	2018 Compensation Committee Actions	2019 Compensation Committee Actions
NEO Base Salaries	Base salaries maintained at 2017 levels to help contain baseline executive compensation expense	NEO base salaries reduced by 5%, consistent with senior management recommendation (Executive Chairman agreed to a 50% reduction to his base salary)
NEO Annual Incentive Plan (AIP) Opportunities
2018 AIP targets adjusted to incentivize
achieving published guidance ranges for
the FFO, as adjusted, per diluted share
and same-center NOI metrics
in a challenging environment

Cash bonus targets increased by 7.5%,
making a greater proportion of the NEOs’
annual cash compensation dependent on
performance relative to the AIP criteria

2019 AIP targets also established with
reference to published guidance ranges
for FFO, as adjusted, per diluted share
and same-center NOI metrics

2019 cash bonus targets reduced by 5%
(50% for our Executive Chairman of the
Board), commensurate with the 2019
reductions to NEO base salaries

NEO Long-Term Incentive Plan (LTIP) Opportunities
LTIP focus remains on the creation of
significant longer-term shareholder value.

All potential performance-based shares
forfeited under 2016-2018 LTIP, which
concluded at the end of 2018; as
threshold levels were not achieved over
the three-year performance period

Accepted senior management
February 2019 recommendation to
reduce shares issued for 2018
performance under time-based vesting
component of the LTIP to only
50% of original targeted value,
to further contain near-term executive
compensation expenses and in light of
recent CBL stock price declines

CEO Pay Highlights

We tie a significant portion of our Chief Executive Officer and NEOs’ variable incentive pay to stock price or operational performance metrics that are directly aligned with the company’s short- and long-term business plans. A few noteworthy items relating to our compensation program and our Chief Executive Officer’s pay are as follows:

•	Base salary was unchanged between 2017 and 2018 and has been reduced by 5% starting in 2019.

•	The vast majority of pay (77.5%) is at-risk, tied to either specific performance objectives across short- and long-term objectives and/or fluctuations in stock price.

•	Based on rigorous performance objectives, below target AIP payouts have occurred for each of 2017 and 2018 (paid out in early 2018 and 2019, respectively).

•
As a result of our recent stock price performance, no awards have funded under our multi-year TSR based long-term incentive program; additionally, the value of our time-based equity grants have decreased in value, further aligning our CEO’s pay with that of shareholders.

CEO Realized Pay Overview

Since 2015 and the redesign of our executive compensation program, which has consistently received strong shareholder support by investors through our “say-on-pay” vote, our CEO has participated in four consecutive multi-year award programs in which the performance components are based exclusively on the Company’s three-year absolute and relative TSR to directly align our CEO’s compensation to that of shareholder returns. As of December 31, 2018, the 2015-2017 and 2016-2018 programs have concluded resulting in no (0%) payout and the remaining outstanding programs covering 2017-2019 and 2018-2020 are tracking at no (0%) payout.

The Summary Compensation Table requires the initial grant date fair market value of equity grants to be disclosed, which may or may not ultimately be earned. As noted above, the majority of our compensation system is at risk, and the largest component is tied to multiple TSR metrics. The amount of compensation that has ultimately been realized is significantly less than what appears in the Summary Compensation Table. In order to provide a more accurate depiction for analyzing pay and performance, we have prepared the table below, which compares the actual “As Reported” value of our CEO’s compensation in the Summary Compensation Table to the amount of compensation our CEO realized for the applicable year. The main difference between the two comparisons in the table below is that the amount in “Realized” contains the equity value realized upon vesting in a year, from both time-based vesting of overlapping historical grants and the amount earned under performance-based awards that have concluded (as previously noted, none of these have funded).

Across the three years, approximately 80%, of the total As Reported compensation (based on grant date fair value of equity awards) was ultimately realized and earned from that which has been reported.

Elements of Compensation for the Company’s Named Executive Officers

An overview illustrating the key features and operation of the AIP and LTIP is provided below, followed by detailed information concerning awards to the NEOs under the AIP and LTIP for both 2018 and 2019, as well as information concerning the NEOs base salary determinations.

Compensation Elements for CBL’s Named Executive Officers: What We Pay and Why

Element	Objectives		Key Features
Base Salary	•	Attract and retain high performing executives	•	Fixed element of compensation
	•	Provide competitive fixed pay that takes into consideration each individual's level of responsibility, experience, and tenure with the Company
Annual Incentive Plan (AIP)	•	On an annual basis, motivates the achievement of company and individual strategic objectives	•	Objective measures include FFO, as adjusted per share and same-center NOI growth
	•	Balances objectivity with subjectivity to support the Company’s annual business plan and operating goals	•	Subjective goals vary per individual based on responsibilities
	•	Drives annual performance that ultimately creates stockholder value
Long-Term Incentive Program (LTIP)	•	Encourages executives to create stockholder value, aligning the interests of executives and stockholders over a longer-term	•
A majority of the award is
predicated on our TSR. Prior to
2018, 100% of the quantitative
component was based on our
TSR vs. our closest peers (the
FTSE NAREIT Retail Index).
Beginning with the 2018 LTIP
awards, 100% of the quantitative
component will continue to be
based on TSR; however, 1/3 is
now based on CBL’s absolute
TSR performance with the
remaining 2/3 based on the
comparison to our peers.
A portion 40% of any award
earned is subject to further
vesting over an additional
two-year period.

	•	Provides a retention mechanism

•
A minority of the award is based
on subjective performance
reviews and continued service,
vesting over 5 years to enhance
retention (shares vest 20% on
issuance following the year for
which the award is earned and
20% per year thereafter).

Base Salaries for the Named Executive Officers

In reviewing and establishing the base salaries shown below, the Compensation Committee considers each Named Executive Officer’s level of responsibility, experience and tenure with the Company, as well as such officer’s performance in carrying out his or her responsibilities and overseeing those under his or her supervision. In order to contain baseline executive compensation expense during a challenging period and in conjunction with a broader program to reduce general and administrative expenses, the Compensation Committee approved senior management’s recommendations to modify 2019 base salaries as detailed below (including accepting a recommendation from senior management with which our Executive Chairman, Charles B. Lebovitz, concurred, to reduce his base salary by 50% in light of the Company’s needs:

Named Executive Officer	2017 Base Salary	2018 Base Salary	2019 Base Salary
Stephen D. Lebovitz	$707,000	$707,000	$672,315
Farzana Khaleel	$534,279	$534,279	$507,565
Charles B. Lebovitz	$681,750	$681,750	$340,875
Michael I. Lebovitz	$426,287	$426,287	$404,973
Augustus N. Stephas	$564,516	$564,516	N/A*
Jeffery V. Curry*	$415,374	$415,374	$394,605
* Mr. Stephas retired in 2018. Mr. Curry has qualified as a Named Executive Officer for the first time in conjunction with this year’s proxy statement.

The base salaries reflected above took effect as of January 1 for each year.

Annual Incentive Plan (AIP) for Named Executive Officers

Rigorous AIP Metrics

Each year and in conjunction with management, the Compensation Committee establishes rigorous financial and operational metrics that are used to evaluate the quantitative component and also establishes individual qualitative measures that are tailored for each executive. As illustrated in the chart below, since our revamped compensation became effective for fiscal year 2015, the average payout under our AIP has been below target; the most recent two years resulting in the lowest payouts as a percentage of target opportunity.

2018 Annual Incentive Program for Named Executive Officers

The AIP adopted on February 12, 2018 rewards the Named Executive Officers for the achievement of two annual quantitative operational goals, and for the achievement of qualitative individual performance objectives as assessed by the Compensation Committee. For our Chief Executive Officer, 70% of his total AIP opportunity is based on the quantitative portion and the remaining 30% is based on individual performance objectives. For the other Named Executive Officers, 60% of the total award is based on the quantitative portion and the remaining 40% is based on individual performance objectives.

The quantitative portion of the award is allocated between two performance measures, each with a 50% weighting: (1) FFO, as adjusted per diluted share, as reported in the Company’s periodic reports (Forms 10-K and 10-Q) filed with the SEC (the “Periodic Reports”) and (2) Same-center NOI growth, as reported in the Periodic Reports. The remaining portion of awards under the AIP is based on specific individual performance goals under the qualitative portion. A visual overview of the structure of the AIP for the CEO and the other named executives officers is provided below:

For cash bonus awards based on performance in relation to the quantitative metrics under the AIP:

•	Performance that meets threshold requirements will result in a 50% (of target) payout of the quantitative portion of the award based on that performance metric.

•	Achievement of target performance for a metric will result in a 100% (of target) payout of the quantitative portion of the award based on that performance metric.

•	Achievement of the maximum performance for a metric will result in a 150% (of target) payout of the quantitative portion of the award based on that performance metric.

•	Performance achieved between threshold and maximum level for either metric will result in a prorated bonus payout.

•	There will be no payout for the portion of any award that is based on a performance metric for which less than the threshold level of performance is achieved.
As discussed above, the Compensation Committee established quantitative performance targets under our 2018 AIP with reference to the Company’s published guidance ranges for the FFO, as adjusted, per diluted share and same-center NOI metrics, which the Committee viewed as reasonable short-term objectives for our Named Executive Officers in light of the challenging retail environment. The Compensation Committee has the ability to further adjust each metric, if appropriate, to account for significant unbudgeted transactions or events such as acquisitions, dispositions or capital market transactions that materially impact the Company’s performance as to the particular metric, though no such adjustments were made for 2018.

The qualitative component of the 2018 AIP bonus opportunity for each Named Executive Officer was based on the Compensation Committee’s subjective evaluation of each Named Executive Officer’s performance in relation to the 2018 qualitative performance objectives established by the Compensation Committee and outlined below for each such officer:

Named Executive Officer	2018 Individual Performance Objectives
Stephen D. Lebovitz	(1)	refining, enhancing and executing the Company’s strategic and business plans
	(2)	effective communications and interactions with the investment community
	(3)	regular communication and interaction with the Board
	(4)	maintain and enhance key retailer, financial and other relationships
	(5)	effective corporate and executive team communication; motivation and management
Farzana Khaleel	(1)	successful execution of the Company’s balance sheet strategy including maintaining/improving key credit metrics and effective interactions with rating agencies, banks and other financial entities
	(2)	effective management and oversight of the Company’s financial services and accounting divisions
	(3)	maintain and improve key financial and joint venture partner relationships
	(4)	improve interactions with the investment community through earnings calls, presentations and investor conferences/meetings
	(5)	general involvement in improving the Company’s overall financial performance, i.e., NOI, FFO
	(6)	support the CEO in implementing organizational changes as well as developing and executing the Company’s strategic and business plans
Charles B. Lebovitz	(1)	effective Board management
	(2)	maintain and enhance key retailer and other relationships
	(3)	broad involvement and stewardship of the Company’s strategic objectives and business performance
	(4)	support the CEO in implementing organizational changes
	(5)	support the CEO in developing and executing the Company’s strategic and business plans
Michael I. Lebovitz	(1)	supervision of new development and redevelopment projects (with particular focus on department store redevelopments) to achieve approved pro forma returns and scheduled openings
	(2)	manage and enhance joint venture partner relationships and greater involvement with financial institutions and the investment community
	(3)	effective oversight of the implementation of technology and organizational initiatives including supporting the CEO in implementing organizational changes
	(4)	effective management and team building for the Development, Human Resources and Information Technology divisions of the Company and closer working relationships with other areas of the Company
	(5)	support the CEO in developing and executing the Company’s strategic and business plans

Named Executive Officer	2018 Individual Performance Objectives
Augustus N. Stephas	(1)	improvement in overall portfolio operations including oversight of leasing and management
	(2)	successful preparation of Board materials (including pursuing opportunities for improvement)
	(3)	expense containment and oversight of general and administrative costs
	(4)	support the CEO in implementing organizational changes
	(5)	support the CEO in developing and executing the Company’s strategic and business plans
Jeffery V. Curry		Not applicable. Mr. Curry has qualified as a Named Executive Officer for the first time in conjunction with this year’s proxy statement and, accordingly, was not a participant in the 2018 AIP.

The tables set forth below illustrate the actual 2018 AIP cash bonus payouts approved by the Compensation Committee for each Named Executive Officer, in relation to the level achieved for each AIP performance objective:

Performance Objective	Weighting		Results in Relation to Target Values for Each Metric
	CEO	Other NEOs	Results
FFO, as adjusted, per share	35%	30%	$1.73	Between "Threshold" and "Target" - Resulting payout = 90% of Target Value
Same-center NOI Growth	35%	30%	-6%	Coincided with "Target" Level - Resulting payout = 100% of Target Value
Individual Performance Goals	30%	40%	Determined per Individual

Named Executive Officer	Actual Company Performance Award (Quantitative Measures)	Actual Individual Achievement Award (Qualitative Measures)	Total Award	Target Award	Percent of Target
Stephen D. Lebovitz	$675,558	$292,572	$968,130	$1,015,875	95%
Farzana Khaleel	$193,017	$131,387	$324,404	$338,625	96%
Charles B. Lebovitz	$482,541	$325,080	$807,621	$846,563	95%
Michael I. Lebovitz	$193,017	$130,032	$323,049	$338,625	95%
Augustus N. Stephas*	$225,186	$59,259	$284,445	$395,063	72%
Jeffery V. Curry**	N/A	N/A	N/A	N/A	N/A

*
Under the terms of a Retirement and General Release Agreement dated September 28, 2018, Mr. Stephas’ payment for the qualitative portion of his 2018 AIP bonus was fixed at $59,259, and he participated in the quantitative portion of the 2018 AIP bonus on the same basis as the Company’s other Named Executive Officers.

**	Mr. Curry has qualified as a Named Executive Officer for the first time in conjunction with this year’s proxy statement and, accordingly, was not a participant in the 2018 AIP.

Establishment of 2019 Annual Incentive Program for Named Executive Officers

In February 2019, the Compensation Committee approved a 2019 AIP, the terms of which are substantially identical to those described above for the 2018 AIP, apart from the fact that the potential

2019 cash bonus amounts targeted for each Named Executive Officer – other than Mr. Curry, who entered the program for the first time this year – have been reduced by 5% as compared to their 2018 targets (and by 50% in the case of our Executive Chairman of the Board). This reduction in AIP cash bonus targets is commensurate with the reductions the Compensation Committee approved to the NEO’s 2019 base salaries, thereby helping the Company to further contain cash executive compensation expense for 2019 and maintaining the same proportional relationship between the NEO’s base salaries and AIP bonus opportunities for the year.

Under the 2019 AIP, the quantitative portion of each Named Executive Officer’s annual bonus award will be determined by reference to the same two performance metrics utilized under the 2018 AIP, with 50% weighting allocated to the Company’s performance with respect to FFO, as adjusted, per diluted share, and the remaining 50% weighting allocated to the Company’s performance with respect to same-center NOI, each as reported in the Company’s Periodic Reports.

Named Executive Officer	Total 2019 Target Cash Bonus Award ($)	Quantitative Allocation(1)	Qualitative/ Individual Allocation
Stephen D. Lebovitz, Chief Executive Officer	965,081	70%	30%
Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer	321,694	60%	40%
Charles B. Lebovitz, Chairman of the Board	423,282	60%	40%
Michael I. Lebovitz, President	321,694	60%	40%
Jeffery V. Curry, Chief Legal Officer and Secretary	209,475	60%	40%

(1)
The cash bonus awards ultimately received by each Named Executive Officer based on quantitative metrics under the 2019 AIP will be determined in relation to the threshold, target and maximum performance levels established for each metric by the Compensation Committee in the same manner as described above for the 2018 AIP.

The qualitative component of the cash bonus awards received by each Named Executive Officer under the 2019 AIP will be determined by the Compensation Committee’s subjective evaluation of each officer’s performance in relation to 2019 individual performance goals established by the Compensation Committee in the same manner as the 2018 individual performance objectives that were utilized in determining qualitative performance bonuses under the 2018 AIP.

Long-Term Incentive Program (LTIP) for Named Executive Officers

Design and Structure of the Long-Term Incentive Program

When the LTIP program was initially established for our Named Executive Officers beginning with the Company’s 2015 fiscal year, it was designed to reward them for the achievement of long-term relative Total Shareholder Return (“TSR”) performance versus the FTSE NAREIT Retail Index. However, the quantitative portion of the LTIP awards granted in February 2017 (for the 2017-2019 performance cycle) represented the last such annual grant based entirely on relative TSR performance.

Beginning with LTIP awards granted in February 2018 (for the 2018-2020 performance cycle), the Compensation Committee determined to link one third of the quantitative portion of the LTIP awards to the achievement of absolute TSR metrics specified for the Company, while maintaining the use of the same relative TSR metric for the remaining two thirds. The LTIP also carves out a limited portion for time-based vesting restricted stock awards that may be granted based on the Compensation

Committee’s subjective review of performance. For our Chief Executive Officer, 65% of his total LTIP opportunity each year is based on the TSR criteria and the remaining 35% is time-based. For the other Named Executive Officers, 60% of the total award is based on the TSR criteria and the remaining 40% is time-based.

A visual overview of the LTIP for the CEO and the other named executives officers for awards made in 2015 through 2017 is provided below:

The performance hurdles established for the quantitative performance-based component of the LTIP awards granted in 2015, 2016 and 2017 are shown below based on four performance levels:

Performance Measure	Threshold	Target	High	Maximum
Relative TSR vs. NAREIT Retail Index	- 400 basis points	+ 100 basis points	+ 600 basis points	+ 1,000 basis points

In establishing the performance hurdles for the relative TSR metric under the LTIP, the Compensation Committee, with the assistance of its independent consultant, conducted extensive back-testing analysis to assess the relationship of performance across our public retail and mall REIT peers with respect to the distributions of performance over time and to ensure appropriate rigor in our program. In examining the last ten 3‑year rolling performance periods prior to the establishment of our new LTIP in 2015 (e.g., 2012-2014, 2011-2013, 2010-2012, etc.), it was found that, on average, -400 basis points generally equated to the 33rd percentile. A number of our peers and broader market practices tend to use the 25th percentile as a threshold for which the minimum award payout is provided. At the same time, we established target performance to be +100 basis points such that we must outperform our peers in order for the Named Executive Officers to receive the target award, which is more challenging than a common approach of using the 50th percentile. Finally the upside performance requirement of 1,000 basis points has generally equated to performance above the 85th percentile.

The target value of the performance-based portion of the LTIP is translated into an award of performance stock units (“PSUs”) under the 2012 Stock Incentive Plan based on the market price for the Company’s Common Stock at the date of grant. At the end of the applicable three-year performance period, one share of the Company’s Common Stock will be issued for each PSU earned by the Named Executive Officers, based on the following scale:

PSUs Earned Based on CBL’s Relative TSR vs. NAREIT Retail Index	Threshold Performance Level Achieved	Target Performance Level Achieved	High Performance Level Achieved	Maximum Performance Level Achieved
	50% of PSUs Earned	100% of PSUs Earned	150% of PSUs Earned	200% of PSUs Earned

Performance achieved between threshold and maximum levels will result in the issuance of a prorated number of shares. There will be no payout under the award for achievement of less than the threshold level of performance.

Vesting Conditions Applicable to Performance-Based and Time-Based LTIP Awards

Shares earned pursuant to the PSUs vest 60% at the conclusion of the performance period while the remaining 40% of such shares vest 20% on each of the first two anniversaries thereafter. In total, the performance-based awards, inclusive of the three-year performance period plus subsequent vesting over two additional years, span a five-year period, as follows:

Shares of Common Stock subject to the time-vested stock awards are issued pursuant to the Compensation Committee’s determination that a Named Executive Officer earned such shares based upon the performance of such officer and the Company during the prior year. Accordingly, such shares vest 20% on the date that the Compensation Committee determines how much of the value of each such award has been earned, as described above, with the remainder vesting in four equal annual installments.

Dividends will be paid, and voting rights will apply only with respect to shares of Common Stock constituting the time-vested portion of these LTIP awards (including the 40% of shares issued pursuant to any performance based award that vest over two additional years). Shares potentially issuable pursuant to the performance based portion of these awards will not have any voting rights, or be subject to the payment of any dividends, until such shares are earned and issued pursuant to the award.
2018 Modifications to Performance-Based Component of LTIP Awards for Named Executive Officers

Beginning with the February 2018 grants, the Compensation Committee updated the PSU component of the LTIP awards to the Company’s Named Executive Officers, as described below, to enhance the desired linkage between economic incentives for the Named Executive Officers and the creation of long-term shareholder value, while also maintaining compliance with annual equity grant limits under the 2012 Stock Incentive Plan.

In order to enhance the linkage between the PSU component of the LTIP awards and the direct creation of value for the Company’s shareholders, the Compensation Committee determined that one‑third (33.33%) of the number of PSUs earned by the Named Executive Officers for the 2018-2020 performance cycle would be based on the achievement of significant targeted levels of absolute cumulative TSR for holders of the Company’s Common Stock, which targets based on FPL’s research, are the highest of any absolute TSR performance targets being utilized among CBL’s public retail and mall REIT peers. The remaining two‑thirds (66.67%) of the PSUs earned by the Named Executive Officers for such period will continue to be based on a relative TSR metric (as compared to the NAREIT Retail Index), but the targets would be revised to utilize a comparison based on the Company’s TSR performance relative to the first, second and third quartiles of the NAREIT Retail Index. As updated for LTIP awards granted in 2018, the performance hurdles established by the Compensation Committee for the PSU component of such LTIP awards are shown below, based on three performance levels for the revised NAREIT Retail Index comparison and four performance levels for the absolute Company TSR metric:

Relative TSR vs. NAREIT Retail Index Metric	Threshold	Target	Maximum
	3rd Quartile No less than 26th Percentile of the NAREIT Retail Index TSR	2nd Quartile No less than 51st Percentile of the NAREIT Retail Index TSR	1st Quartile At least 76th Percentile of the NAREIT Retail Index TSR

3-Year Absolute Cumulative CBL TSR Metric	Threshold	Target	High	Maximum
	48%	62%	73%	88%

Subject to an additional change described below to maintain the incentive compensation value of the LTIP awards while also maintaining compliance with the 200,000 share annual equity grant limit under the 2012 Stock Incentive Plan, the number of PSUs earned with respect to achievement of each of the performance levels specified above will be determined in a manner that is similar to that described above for LTIP awards made in prior years, as illustrated below:

PSUs Allocated to Relative TSR vs. NAREIT Retail Index Metric (66.67% of Total PSU Opportunity)	Threshold Performance Level Achieved	Target Performance Level Achieved	Maximum Performance Level Achieved
	50% of Allocated PSUs Earned	100% of Allocated PSUs Earned	200% of Allocated PSUs Earned

PSUs Allocated to 3-Year Absolute Cumulative CBL TSR Metric (33.33% of Total PSU Opportunity)	Threshold Performance Level Achieved	Target Performance Level Achieved	High Performance Level Achieved	Maximum Performance Level Achieved
	50% of Allocated PSUs Earned	100% of Allocated PSUs Earned	150% of Allocated PSUs Earned	200% of Allocated PSUs Earned

Each allocated portion of the PSU awards described in the preceding tables is also subject to scaled pro-ration for performance that falls between the threshold and maximum levels designated by the Compensation Committee. As with prior LTIP awards, there will be no payout for that portion of the PSU award based on either such criteria where less than the threshold level of performance is achieved. As was also the case with prior LTIP awards, any shares of Common Stock issued based upon PSUs earned will vest 60% at the conclusion of the three-year performance period, while the remaining 40% of any such shares will vest 20% on each of the first two anniversaries thereafter.

The Compensation Committee also made another revision to the PSU awards beginning with the 2018 grant, in order to maintain the intended incentive compensation value of the PSU awards under the LTIP while also maintaining compliance with the 200,000 share annual equity grant limit under the 2012 Stock Incentive Plan. Following this change, to the extent a grant of PSUs could result in issuance to the NEO, at the conclusion of the performance period, of a number of shares of Common Stock that, when coupled with the number of shares of time-vesting restricted stock approved for issuance under the LTIP in the year the PSUs were granted, would exceed such limit, any such excess will be instead converted to a cash bonus award. The amount of such cash bonus will be determined by multiplying the number of shares of Common Stock constituting such excess times the average of the high and low trading prices reported for the Company’s Common Stock on the New York Stock Exchange on the date such shares would have otherwise been issuable. Any such portion of the value of the PSUs earned payable as a cash bonus will be subject to the same vesting provisions as the issuance of Common Stock pursuant to the PSUs. In addition, to the extent any such cash is to be paid, the cash will be paid first relative to the above-referenced vesting schedule, ahead of the issuance of shares of Common Stock with respect to the balance of any such PSUs earned.

2018 LTIP Award Decisions for the Named Executive Officers and Tracked PSU Values

As discussed further below, the Company’s cumulative TSR performance relative to that of the FTSE NAREIT Retail Index over both the 2015-2017 performance period and the 2016-2018 performance period resulted in no PSUs being earned by the Named Executive Officers pursuant to the LTIP awards granted in either 2015 or 2016. The target values of the total LTIP awards granted to each Named Executive Officer for 2017 and 2018 are shown in the following table. This includes:

•	the target value of the performance-based awards for each of the 2017-2019 and 2018-2020 performance periods and

•
the target value that was utilized for the time-vested restricted stock awards for the 2017 and 2018 performance periods, which the Compensation Committee considered along with its subjective evaluation of Company performance to determine the number of shares actually issued at the payout of such awards in February 2018 and February 2019.

As noted above, in light of the significant decline experienced in the Company’s Common Stock price in recent periods, and in an effort to further contain near-term executive compensation expenses, the Compensation Committee decided in February 2019, in line with management’s recommendation, to issue shares with a value equal to only 50% of the targeted value of the time-based vesting component of the LTIP awards with respect to 2018 performance.

Named Executive Officer	Year of Grant/ Base Year for LTIP Performance Period	Target Value of Long-Term Incentive Award ($)	Target Value of Performance Based Award ($)(1)(2)	Target Value of Time-Vested Award ($)(3)
Stephen D. Lebovitz, Chief Executive Officer	2018	2,031,750	1,320,637	711,113
	2017	1,890,000	1,228,500	661,500
Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer	2018	564,375	338,625	225,750
	2017	525,000	315,000	210,000
Charles B. Lebovitz, Executive Chairman of the Board	2018	1,410,938	846,563	564,375
	2017	1,312,500	787,500	525,000
Michael I. Lebovitz, President (4)	2018	564,375	338,625	225,750
	2017	525,000	315,000	210,000
Augustus N. Stephas, Executive Vice President – Chief Operating Officer (5)	2018	564,375	338,625	225,750
	2017	525,000	315,000	210,000
Jeffery V. Curry, Chief Legal Officer and Secretary (6)	2018	N/A	N/A	N/A
	2017	N/A	N/A	N/A

(1)
The number of PSUs granted in relation to the target value of the performance based award is determined by dividing such value by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the initial date of grant. For 2017 awards, the number of PSUs issued was determined by dividing the Target Value of the Performance Based LTIP Award by $10.675, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on February 7, 2017. For 2018 awards, the number of PSUs issued was determined by dividing the Target Value of the Performance Based LTIP Award by $4.29, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on February 12, 2018.

(2)
Due to the 200,000 share per person annual grant limit in the 2012 Stock Incentive Plan, the maximum amount of Common Stock that may be awarded to Stephen D. Lebovitz based on the PSUs he was granted in 2017 is 142,623 shares (valued at $1,522,501 on the February 7, 2017 grant date), as opposed to the theoretical maximum of up to 200% of the original Target value. Pursuant to the terms incorporated in the PSU awards granted in 2018 to preserve their incentive value while also while also maintaining compliance with the 200,000 share annual equity grant limit under the 2012 Stock Incentive Plan, as discussed above, (i) the maximum number of shares of Common Stock that could be issued to Stephen D. Lebovitz based on PSUs he was granted in 2018 is 45,804 shares (valued at $196,499 on the February 12, 2018 grant date) and (ii) the maximum number of shares of Common Stock that could be issued to Charles B. Lebovitz based on PSUs he was granted in 2018 is 77,622 shares (valued at $332,998 on the February 12, 2018 grant date). To the extent that either such Named Executive Officer should have earned PSUs in excess of those amounts at the conclusion of the three year performance period applicable to the 2018 grants, he would be entitled to receive the value of any such excess PSUs in cash as described above.

(3)
The number of shares of Common Stock issued in relation to each time-vested stock award is determined by dividing the amount of the targeted value of each such award that the Compensation Committee ultimately determines that each Named Executive Officer has earned, based on the Compensation Committee’s subjective evaluation of the Company’s and the officer’s performance during the just completed fiscal year, by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the date that the Compensation Committee makes such determination.

Based on consideration of the Company’s overall performance as outlined above under the heading “CBL 2018 Performance Highlights,” as well as consideration of each Named Executive Officer’s individual performance and of the stock price performance and executive compensation expense issues described above, the Compensation Committee determined on February 11, 2019, that each Named Executive Officer should receive 50% of the Target Value of the time-vested component of the LTIP stock award for 2018 performance. Accordingly, the number of shares issued to each of our continuing Named Executive Officers for his or her time-vested award was as follows, determined by dividing such Target Value by $2.395, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on February 11, 2019: Stephen D. Lebovitz – 148,458 shares; Farzana Khaleel – 47,130 shares; Charles B. Lebovitz – 117,824 shares; and Michael I. Lebovitz – 47,130 shares. As described in Note (5) below, Mr. Stephas did not receive any shares for the time-vested component of his LTIP for 2018 performance. Mr. Curry, who was not included in the 2018 LTIP grants, was awarded 47,130 shares of restricted stock in February 2019 with respect to his performance as an executive officer during 2018, which will vest in equal 20% annual installments over a five-year period.

(4)	Prior to his promotion to President, effective June 22, 2018, Michael I. Lebovitz served as the Company’s Executive Vice President – Development and Administration.

(5)
Under the terms of a Retirement and General Release Agreement dated September 28, 2018, an aggregate of 58,523 shares of restricted Common Stock granted to Mr. Stephas in connection with prior years’ LTIP awards were vested effective January 2, 2019, and Mr. Stephas forfeited the right to receive additional shares pursuant to any other outstanding LTIP awards.

(6)
Mr. Curry did not participate in the 2017 or 2018 LTIP grants for Named Executive Officers, since he has qualified as a Named Executive Officer for the first time in conjunction with this year’s proxy statement.

The Company’s cumulative TSR performance relative to that of the FTSE NAREIT Retail Index over the recently completed 2016-2018 performance period fell below the threshold level established by the Compensation Committee, resulting in no PSUs being earned by the Named Executive Officers pursuant to the LTIP awards granted in 2016. As illustrated in the following table, this outcome demonstrates how the LTIP awards serve to align the economic interests of our Named Executive Officers with those of the Company’s shareholders.

As illustrated above, notwithstanding their original “target” value, the PSUs have no actual economic value to our NEOs unless at least the Threshold level of TSR performance is achieved with respect to the relevant criteria for each applicable 3-year performance period. The actual value of the PSUs at the conclusion of each of the 2017-2019 and 2018-2020 performance periods, and the resulting number of shares earned by each of our NEOs, will be reported (i) in our proxy statement for next year’s Annual Meeting, for the 2017-2019 performance period and (ii) in the proxy statement for our 2021 Annual Meeting, for the 2018-2020 performance period.

2019 LTIP Grants for Named Executive Officers

The target values of the total LTIP awards granted to each continuing Named Executive Officer for 2019 are shown below. This includes (i) the target value of the performance-based awards, under the revised criteria adopted by the Compensation Committee in 2018, for the 2019-2021 performance period (with an adjustment to the CBL Absolute TSR targets for the 2019-2021 performance period as noted below) and (ii) the target value of the time-vested awards for 2019 performance that may be granted in February 2020. As in the case of targeted cash bonus amounts under the 2019 AIP, the Compensation Committee agreed with senior management’s recommendation that, in the interest of helping to contain executive compensation expense during this challenging period for the Company, the targeted value of 2019 LTIP awards for each continuing Named Executive Officer – other than Mr. Curry, who entered the program for the first time this year – should be reduced by 5% as compared to their 2018 targets (and by 50% in the case of our Executive Chairman of the Board). Mr. Stephas, who retired in 2018, did not receive a 2019 LTIP grant.

Named Executive Officer	Year of Grant/ Base Year for LTIP Performance Period	Target Value of Long-Term Incentive Award ($)	Target Value of Performance Based Award ($)(1)	Target Value of Time-Vested Award ($)(2)
Stephen D. Lebovitz, Chief Executive Officer	2019	1,930,163	1,254,606	675,557
Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer	2019	536,156	321,694	214,462
Charles B. Lebovitz, Executive Chairman of the Board	2019	705,469	423,281	282,188
Michael I. Lebovitz, President	2019	536,156	321,694	214,462
Jeffery V. Curry, Chief Legal Officer and Secretary	2019	536,156	321,694	214,462

(1)
The number of PSUs granted in relation to the target value of the performance based award is determined by dividing such value by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the initial date of grant. For 2019 awards, the number of PSUs issued was determined by dividing the Target Value of the Performance Based LTIP Award by $2.395, the average of the high and low prices reported for the Company’s Common Stock on the NYSE on February 11, 2019. Pursuant to the terms incorporated in the PSU awards granted in 2019 to preserve their incentive value while also while also maintaining compliance with the 200,000 share annual equity grant limit under the 2012 Stock Incentive Plan, as discussed above, (i) the maximum number of shares of Common Stock that could be issued to Stephen D. Lebovitz based on PSUs he was granted in 2019 is 51,542 shares (valued at $123,443 as of February 11, 2019) and (ii) the maximum number of shares of Common Stock that could be issued to Charles B. Lebovitz based on PSUs he was granted in 2019 is 82,176 shares (valued at $196,812 as of February 11, 2019). To the extent that either such Named Executive Officer should have earned PSUs in excess of those amounts at the conclusion of the three year performance period applicable to the 2019 grants, he would be entitled to receive the value of any such excess PSUs in cash as described above.

(2)
The number of shares of Common Stock issued in relation to each time-vested stock award is determined by dividing the amount of the targeted value of each such award that the Compensation Committee ultimately determines that each Named Executive Officer has earned, based on the Compensation Committee’s subjective evaluation of the Company’s performance during the just completed fiscal year, by the average of the high and low prices reported for the Company’s Common Stock on the NYSE on the date that the Compensation Committee makes such determination.

In light of current market conditions, and in order to account for the lower dividend yield at the time of plan adoption, resulting from the dividend reduction to conserve liquidity that occurred during the fourth quarter of 2018, the Compensation Committee made a slight adjustment, as reflected in the table below, to the targeted levels of absolute cumulative TSR for holders of the Company’s Common Stock that will determine one third (33.33%) of the number of PSUs earned by the Named Executive Officers for the 2019-2021 performance cycle, while still requiring that a significant Threshold level of absolute cumulative TSR must be achieved before any portion of such PSUs will be earned:

3-Year Absolute Cumulative CBL TSR Metric for 2019-2021 Performance Period (33.33% of Total PSU Opportunity)	Threshold	Target	High	Maximum
	40%	60%	70%	80%

The performance targets that will determine the remaining two thirds (66.67%) of the PSUs earned by the Named Executive Officers, based on the Company’s TSR performance relative to the first, second and third quartiles of the NAREIT Retail Index as described above, remain unchanged for the 2019-2021 performance cycle.

LTIP Compensation Mix

We believe that the structure of the long-term component of our NEO incentive programs, as outlined above, will contribute to our Company’s achievements and drive shareholder value creation. Further, we believe that its structure, which emphasizes objectivity and transparency, with some (limited) subjective elements, results in a balanced approach.

Additional Compensation Policies and Practices

Role of Senior Management in Compensation Decisions

The Compensation Committee receives recommendations from CBL’s senior management as to all elements of compensation for CBL’s Named Executive Officers and considers such recommendations in establishing base salary levels, as well as both the targeted award levels and the performance criteria utilized in determining AIP and LTIP awards under the incentive compensation programs described above. Stephen D. Lebovitz has the primary responsibility for presenting management’s recommendations as well as evaluating performance of the other executive officers. Stephen D. Lebovitz regularly participates in the Compensation Committee meetings to provide this information. In making compensation decisions for the Named Executive Officers, the Compensation Committee gives significant weight to the recommendations made by the Company’s senior management, but the Compensation Committee is not bound by management’s recommendations and makes its own determinations as to these matters. The Compensation Committee also considers management’s recommendations in light of such issues as historical compensation levels for each officer, the relationship of each officer’s compensation to the overall compensation of the Company’s officers and the performance of the Company’s business for the year in question.

General Review of Peer Compensation Levels

The Compensation Committee’s determination of each Named Executive Officer’s compensation also includes a review (for informational purposes only) of compensation for executives of comparable publicly traded retail-focused REITs, to provide the Compensation Committee with a general sense of the manner in which the compensation of the Named Executive Officers compares with similarly-situated executive officers at these industry peers, and an understanding of whether the Company is competitive in the compensation paid to the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). The Compensation Committee has not set specific competitive pay targets or objectives in this review, or otherwise engaged in formal “benchmarking” comparisons of the compensation of the Company’s Named Executive Officers against that of the executives of these peer companies. The eight publicly traded retail REITs used for this comparison during 2018 were:

Company Name	Ticker Symbol
The Macerich Company	MAC
Pennsylvania Real Estate Investment Trust	PEI
Regency Centers Corporation	REG
SITE Centers Corp.	SITC
Tanger Factory Outlet Centers, Inc.	SKT
Taubman Centers, Inc.	TCO
Washington Prime Group Inc.	WPG
Weingarten Realty Investors	WRI

Clawback Policy

In conjunction with the implementation of new annual and long-term incentive programs for the Company’s Named Executive Officers in 2015, the Company’s Board of Directors and Compensation Committee also implemented a clawback policy applicable to the Company’s Named Executive Officers.

Under this policy, the Company shall require reimbursement of any incentive compensation paid to a Named Executive Officer where: (i) the incentive compensation was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company’s financial statements filed with the SEC; (ii) the Board determines, after a thorough investigation involving, if necessary, independent legal counsel, and after considering the totality of the circumstances and the information gleaned from such investigation, that the Named Executive Officer engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (iii) a lower amount of incentive compensation would have been paid to the Named Executive Officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the Named Executive Officer the amount by which the Named Executive Officer’s incentive compensation for the relevant period exceeded the lower amount of incentive compensation that would have been paid to such Named Executive Officer based on the restated financial results.

Anti-Hedging Policy

In February 2016, the Company’s Board of Directors adopted a policy prohibiting CBL’s officers and directors from engaging in “hedging” transactions involving any stock or securities of the Company. Specifically, except for indirect transactions not effectively under the control of a covered officer or director (such as transactions carried out by a mutual fund or similar vehicle in which an officer or director may invest, pursuant to investment decisions made by an independent third party manager), the policy prohibits the Company’s directors and officers of the Company or any of its subsidiaries of the level of vice president or above from engaging in hedging or monetization activities through transactions in Company securities or through the use of financial instruments designed for such purposes (including without limitation short-sales, options, puts, calls, and sales against the box, as well as derivative transactions including swaps, forwards, futures, collars and exchange funds). Under the policy, such individuals are generally prohibited from (i) owning financial instruments or participating in investment strategies that represent a direct or indirect hedge of the economic risk of owning Company securities or (ii) owning or participating in any other securities, instruments, contracts, arrangements or understandings that give the holder any rights to acquire any such Company securities.

Corporate Aircraft Usage

Pursuant to a policy adopted by the Company’s Board of Directors, upon approval by the Independent Directors (including the members of the Compensation Committee), and subject to the requirements and limitations of the Federal Aviation Regulations as currently interpreted by the Federal Aviation Administration’s Chief Counsel, Company executives who utilize a private aircraft owned and/or leased by the Management Company for personal transportation (as specified in such policy) reimburse the Company in connection with such usage. Prior to 2018, such reimbursement was in an amount equal to the pro rata cost of owning, operating, and maintaining the aircraft (including fixed and variable costs). In an effort to better align the Company’s policy with SEC guidance and current industry practice, effective February 12, 2018, such reimbursement is in an amount equal to aggregate incremental cost to the Company of such flights (including the variable direct costs of each flight, such as fuel, airport and landing fees, supplies and catering, direct crew costs, and a proportionate share of operating costs for airframe and engines and the cost of repositioning or “deadhead” flights, but excluding costs that do not vary with each flight, such as pilots’ salaries and training, insurance, hangar expense at home base and depreciation, capital and leasing costs associated with the aircraft). As such, the Company was reimbursed for the cost of all trips that were of a personal nature taken by a Named Executive Officer. This policy, however, does not require such reimbursement in certain instances, including but not limited to travel between Company offices, where the trip is primarily for a business purpose that benefits the Company. In these instances, allowing the use of aircraft owned or leased by the Company for executive travel serves the Company’s business purposes by enhancing the executive’s security and ability to attend to business matters while in transit, notwithstanding the fact that current SEC rules may require disclosure of the aggregate incremental cost attributable to such trips, including Stephen Lebovitz’ travel between his office in Boston and the Company’s headquarters in Chattanooga, as additional “perquisite”

compensation for the Named Executive Officers. As detailed in the Summary Compensation Table below, for 2018 Stephen D. Lebovitz received $313,737 of compensation attributable to such aircraft usage.

Retiree Insurance Programs

The Company has three programs in place for providing limited post-retirement coverage under the Company’s group medical insurance plan for certain eligible employees – (1) the Tier I Legacy Retiree Program, which applies to Company employees who retire with 30 or more years of service with the Company and/or its affiliates or predecessors; (2) the Tier II Legacy Retiree Program, which applies to Company employees who retire at age 60, but less than age 65, with a total of 20 or more (but less than 30) years of service; and (3) the Tier III Post-65 Retiree Program, which provides certain limited enhancements to the post-retirement health insurance coverage available to Company officers at the level of senior vice president and above who retire at age 65 or above with 40 or more years of service to the Company and/or its affiliates or predecessors. The details of the Tier I and Tier III programs, which are currently the only two levels applicable to at least one of the Company’s NEOs, are described herein under the heading “Executive Compensation – Potential Payments Upon Termination.”

Compensation in Connection With 2018 Retirement of Augustus N. Stephas

As noted above, Gus Stephas retired from his position as Executive Vice President – Chief Operating Officer of the Company effective September 28, 2018, and fully retired from CBL effective December 31, 2018. In connection with Mr. Stephas’ retirement, and in recognition of his nearly 50 years of service to CBL and its predecessor company, and his many contributions to the Company during that time, the Compensation Committee approved a retirement and severance arrangement that was documented in a Retirement and General Release Agreement dated September 28, 2018, the material terms of which may be summarized as follows:

•	Mr. Stephas continued to receive his base salary through December 31, 2018.

•	He will also receive an additional retirement benefit payable in 18 equal monthly installments of $83,333.33 beginning on January 1, 2019.

•
As described above, Mr. Stephas remained eligible to receive the quantitative component of his annual bonus award under the 2018 AIP, based on the Company’s 2018 performance in relation to the Compensation Committee’s established criteria, on the same basis as other Named Executive Officers.

•	Mr. Stephas received a cash payment of $59,259 in February 2019 as payment of the qualitative portion of his annual bonus under the 2018 AIP.

•	All of the 58,523 restricted shares of CBL Common Stock that Mr. Stephas held pursuant to awards granted in prior years under the Company’s 2012 Stock Incentive Plan were vested as of January 2, 2019.

•
All PSUs previously granted to Mr. Stephas under the 2016, 2017 and 2018 LTIPs for the Company’s NEOs were cancelled effective December 31, 2018 and, except as described above, Mr. Stephas became ineligible to receive any additional compensation or awards under CBL’s Annual or Long-Term NEO Incentive Plans.

•
Pursuant to Mr. Stephas’ eligibility under the Company’s Tier III Post-65 Retiree Insurance Program as described herein under the heading “Executive Compensation – Potential Payments Upon Termination,” he and his spouse will continue to be covered, at CBL’s cost, under the Company’s health insurance program (or similar health insurance coverage) for the period from January 1, 2019 through December 31, 2023. After December 31, 2023, Mr. Stephas may elect to continue such participation at his own cost.

•	A customary release by Mr. Stephas.

Mr. Stephas is solely responsible for all tax obligations imposed on him as a result of any compensation payable pursuant to this agreement.

Effect of Regulatory Requirements on Executive Compensation

Accounting Treatment and Tax Deductibility of Executive Compensation. The Committee generally considers the accounting treatment and tax implications of the compensation awarded or paid to our executives. Grants of equity compensation awards under our long-term incentive program are accounted for under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded corporation’s federal income tax deduction for compensation paid in a taxable year to the corporation’s chief executive officer and certain other executive officers. Prior to passage of the Tax Cuts and Jobs Act in December 2017 (the “2017 Tax Act”), this limitation did not apply to any compensation that satisfies certain requirements to be treated as “performance-based compensation” under Section 162(m) and the related regulations. Following the 2017 Tax Act, this “performance-based” exclusion only applies to certain contracts in effect on November 2, 2017 and not materially modified thereafter.

Because substantially all services performed by the Company’s executive officers are rendered on behalf of our Operating Partnership and/or the Management Company, our executive officers receive all of their compensation as employees of the Management Company. We believe the compensation paid to our executive officers is not subject to Section 162(m) of the Code to the extent such compensation is attributable to services rendered for the Operating Partnership and/or the Management Company. Further, since we have elected to qualify as a REIT under the Code, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Code for compensation paid to CEOs and certain other public company executive officers is not material to the design and structure of our executive compensation program.

Section 409A. Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 3, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. Management and the Compensation Committee consider the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to the Company’s executive officers and other employees.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers (as determined pursuant to SEC rules) for the Company’s fiscal years ended December 31, 2016, 2017 and 2018:

SUMMARY COMPENSATION TABLE (1)
Name and Principal Position(2)	Year	Salary($) (4)	Bonus($) (5)	Stock Award(s) ($) (6)	Non-equity Incentive Plan Compensation ($) (7)	All Other Compensation ($) (8)	Total Compensation ($)
Stephen D. Lebovitz, Director, Chief Executive Officer	2018	707,000	292,572	1,471,139	675,557	326,120	3,472,388
	2017	707,000	277,830	1,259,260	—	339,885	2,583,975
	2016	700,000	241,500	1,046,715	806,969	409,020	3,204,204
Farzana Khaleel, Executive Vice President – Chief Financial Officer and Treasurer	2018	534,279	131,387	417,600	193,016	6,875	1,283,157
	2017	534,279	119,700	428,399	—	6,625	1,089,003
	2016	528,989	120,000	351,679	237,150	6,625	1,244,443
Charles B. Lebovitz, Chairman of the Board	2018	681,750	325,080	1,044,001	482,541	6,875	2,540,247
	2017	681,750	308,700	1,070,986	—	6,625	2,068,061
	2016	675,000	270,000	876,147	592,875	6,625	2,420,647
Michael I. Lebovitz, President	2018	426,287	130,032	417,600	193,016	6,875	1,173,810
	2017	426,287	120,960	428,399	—	6,625	982,271
	2016	422,066	108,000	351,679	237,150	6,625	1,125,520
Augustus N. Stephas, Executive Vice President – Chief Operating Officer(3)	2018	564,516	59,259	417,600	225,186	1,506,875	2,773,436
	2017	564,516	136,710	428,399	—	6,625	1,136,250
	2016	558,927	126,000	351,679	276,675	6,625	1,319,906
Jeffery V. Curry, Chief Legal Officer and Secretary	2018	415,374	220,500	85,800	—	6,875	728,549

_______________________

(1)	All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized by the Management Company, which is a taxable REIT subsidiary of the Company.

(2)	The position shown represents the individual’s position with the Company and the Management Company.

(3)
Mr. Stephas retired from his position as Executive Vice President – Chief Operating Officer of the Company effective September 28, 2018, and fully retired from his employment with CBL December 31, 2018. Salary and Bonus amounts reported for Mr. Stephas do not include $20,000 received in 2018, $20,000 received in 2017 and $30,000 received in 2016 representing compensation for services rendered by Mr. Stephas to CBL’s Predecessor, for which amounts the Company is fully reimbursed by CBL’s Predecessor as a portion of the reimbursement for management and administrative services discussed below under “Certain Relationships and Related Person Transactions – Retained Property Interests and Management Services.”

(4)
Each of the Named Executive Officers also elected to contribute a portion of his or her salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) during 2016, 2017 and 2018.

(5)
Represents the qualitative component of each Named Executive Officer’s cash bonus paid under the 2018 Annual Incentive Plan (as described above in the “Compensation Discussion and Analysis” section) and under the similarly structured 2017 Annual Incentive Plan and 2016 Annual Incentive Plan. Under the terms of a Retirement and General Release Agreement dated September 28, 2018, Mr. Stephas’ payment for the qualitative portion of his 2018 AIP bonus was fixed at $59,259. Since Mr. Curry has qualified as a Named Executive Officer for the first time in conjunction with this year’s proxy statement, his 2018 qualitative bonus was determined based on the Compensation Committee’s subjective evaluation of his performance outside of the terms of the 2018 Annual Incentive Plan.

(6)
We report all equity awards at their full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. For awards of restricted Common Stock under our prior NEO incentive program, as well as the time-vested component of Common Stock awards under the Company’s current LTIP, such value is calculated based on the NYSE market price for shares of our Common Stock subject to the award on the grant date for the award. For PSUs awarded under the Company’s current LTIP, the fair value was estimated on the date of grant using a Monte Carlo Simulation model. Such valuation consisted of computing the fair value using the Company’s simulated stock price as well as TSR over the performance period (i) from January 1, 2016 through December 31, 2018, for awards made in 2016; (ii) from January 1, 2017 through December 31, 2019, for awards made in 2017 and (iii) from January 1, 2018 through December 31, 2020, for awards made in 2018. The award is modeled as a contingent claim in that the expected return on the underlying shares is risk-free and the rate of discounting the payoff of the award is also risk-free. For the PSUs granted on February 10, 2016, this resulted in a grant-date fair value of $3.76 per PSU for Stephen D. Lebovitz, $4.94 per PSU for Charles B. Lebovitz and $4.98 per PSU for each of Farzana Khaleel, Augustus N. Stephas and Michael I. Lebovitz. For the PSUs granted on February 7, 2017, this resulted in a grant-date fair value of $5.62 per PSU for Stephen D. Lebovitz and $7.74 per PSU for each of Charles B. Lebovitz, Farzana Khaleel, Augustus N. Stephas and Michael I. Lebovitz. For the PSUs granted on February 12, 2018, this resulted in a weighted average grant-date fair value (based on the fact that 2/3 of the PSUs granted in 2018 will vest based on the relative TSR metric and 1/3 of the PSUs granted in 2018 will vest based on the absolute cumulative CBL TSR metric) of $2.63 per PSU for each Named Executive Officer. Generally, the aggregate grant date fair value represents the amount that the Company expects to expense in its financial statements over the award’s vesting schedule and does not correspond to the actual value that will be realized by each Named Executive Officer. For additional information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

(7)
For fiscal year 2018, amounts shown include the following amounts paid as annual incentive compensation to five of the six Named Executive Officers pursuant to (i) the quantitative bonus based on the FFO, as adjusted, per share metric (“FFO Bonus”) and (ii) the quantitative bonus based on the same-center NOI Growth metric (“NOI Bonus”) under the terms of the Company’s 2018 AIP as described above in the “Compensation Discussion and Analysis” section:

•	Stephen D. Lebovitz ($320,000 FFO Bonus and $355,557 NOI Bonus)

•	Farzana Khaleel ($91,428 FFO Bonus and $101,588 NOI Bonus)

•	Charles B. Lebovitz ($228,572 FFO Bonus and $253,969 NOI Bonus)

•	Michael I. Lebovitz ($91,428 FFO Bonus and $101,588 NOI Bonus)

•	Augustus N. Stephas ($106,667 FFO Bonus and $118,519 NOI Bonus)
Since Jeffery V. Curry became a new Named Executive Officer, pursuant to applicable SEC rules, following the end of fiscal 2018, he did not participate in awards made pursuant to the 2018 AIP.

(8)
For fiscal year 2018, amounts shown include matching contributions by the Management Company under the 401(k) Plan for each of the Named Executive Officers. For Mr. Stephas, amount shown also includes $1,500,000 of additional compensation expense accrued pursuant to the retirement benefit payable under his Retirement and General Release Agreement dated September 28, 2018. For Stephen D. Lebovitz, amounts shown also include (i) $5,508 representing the value of an incremental portion of his health insurance premiums that are paid by the Management Company, rather than by Mr. Lebovitz, pursuant to an arrangement put in place in a prior year that effectively grandfathered the total cost of health insurance premiums for a broad group of both officer and non-officer employees (Mr. Lebovitz’ totals for 2016 and 2017 have also been updated through the addition of a similar amount, which was inadvertently omitted from the table in previous proxy statements) and (ii) $313,737 for Stephen D. Lebovitz, reflecting the incremental cost to the Company of such executive’s personal use (including use by family members accompanying the executive) of a private aircraft owned by the Management Company, or of other private aircraft that the Company chartered under a jet access agreement. For use of the chartered aircraft, the incremental cost is determined by using the amount the Company is billed for such use, less any portion reimbursed by the executives, and such amount may include (among other items): landing fees, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses; maintenance, parts and external labor (inspections and repairs); position flight costs; and passenger ground transportation. For the Management Company owned aircraft, the incremental cost is determined by estimating the variable portion of the Company’s per hour cost of owning, operating and maintaining such aircraft (including those items listed above for the chartered aircraft), less any portion reimbursed by the executives. Since the Management Company owned aircraft is used primarily for business travel, our Company does not include the fixed costs that do not change based on usage, such as management fees and acquisition costs. Depending on availability, family members of executive officers also are permitted to ride along on the corporate aircraft when it is already going to a specific destination for a business purpose. We consider this use to have no incremental cost to the Company, since the business flight would have occurred regardless of the additional passengers.

2018 Grants of Plan-Based Awards

Name of Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(3)	Target (#)(3)	High (#)(3)	Maximum (#)(3)
Stephen D. Lebovitz	2/12/2018	355,557	711,113	1,066,670	153,920	307,840	359,142	615,680	154,196	661,501
Farzana Khaleel	2/12/2018	101,588	203,175	304,763	39,467	78,934	92,089	157,868	48,951	210,000
Charles B. Lebovitz	2/12/2018	253,969	507,938	761,907	98,667	197,334	230,220	394,668	122,378	525,002
Michael I. Lebovitz	2/12/2018	101,588	203,175	304,763	39,467	78,934	92,089	157,868	48,951	210,000
Augustus N. Stephas	2/12/2018	118,519	237,038	355,557	39,467	78,934	92,089	157,868	48,951	210,000
Jeffery V. Curry (6)	2/12/2018	—	—	—	—	—	—	—	7,500	32,175
	3/21/2018	—	—	—	—	—	—	—	12,500	53,625

___________________

(1)
These columns represent the potential value of the payout for each Named Executive Officer if the threshold, target or maximum goals are satisfied under the quantitative bonus components of the 2018 Annual Incentive Plan, as described above in the “Compensation Discussion and Analysis” section. The amounts actually earned by each NEO with respect to 2018 performance under the AIP are reported in the Bonus (for the qualitative component) and Non-Equity Incentive Plan Compensation (for the quantitative component) columns in the 2018 Summary Compensation Table above.

(2)	These columns represent the potential number of shares to be earned by each Named Executive Officer with respect to the PSUs granted in 2018 under the LTIP, as follows:

•
The “Threshold” column assumes achievement of Threshold level performance for both the two-thirds of the potential PSU shares earned based on the “Relative TSR vs. NAREIT Retail Index Metric” and the one-third of the potential PSU shares earned based on the “3-Year Absolute Cumulative CBL TSR Metric.”

•
The “Target” column assumes achievement of Target level performance for both the two-thirds of the potential PSU shares earned based on the “Relative TSR vs. NAREIT Retail Index Metric” and the one-third of the potential PSU shares earned based on the “3-Year Absolute Cumulative CBL TSR Metric.”

•
The “High” column assumes achievement of (i) Target level performance for the two-thirds of the potential PSU shares earned based on the “Relative TSR vs. NAREIT Retail Index Metric” and (ii) High level performance for the one-third of the potential PSU shares earned based on the “3-Year Absolute Cumulative CBL TSR Metric.”

•
The “Maximum” column assumes achievement of Target level performance for both the two-thirds of the potential PSU shares earned based on the “Relative TSR vs. NAREIT Retail Index Metric” and the one-third of the potential PSU shares earned based on the “3-Year Absolute Cumulative CBL TSR Metric.”

The actual number of shares of Common Stock issued pursuant to these PSUs will be determined as of December 31, 2019 based on the Company’s relative TSR performance over the 2017-2019 performance period, and will vest 60% at such time, with the remaining 40% of such shares vesting 20% on each of December 31, 2020 and December 31, 2021, all as described above in the “Compensation Discussion and Analysis” section.

(3)
Due to the 200,000 share per person annual grant limit in the 2012 Stock Incentive Plan, the maximum number of shares of Common Stock that could be issued based on the PSU performance criteria to each of the Named Executive Officers who participated in the 2018 LTIP grants would be as follows:

•	Stephen D. Lebovitz – 45,804 shares (as opposed to the table values shown above for achievement of the Threshold, Target, High and Maximum levels of performance).

•	Farzana Khaleel – 151,049 shares (as opposed to the table value shown above for achievement of the Maximum level of performance).

•	Charles B. Lebovitz – 77,622 shares (as opposed to the table values shown above for achievement of the Threshold, Target, High and Maximum levels of performance).

•	Michael I. Lebovitz – 151,049 shares (as opposed to the table value shown above for achievement of the Maximum level of performance).

•	Augustus N. Stephas – 151,049 shares (as opposed to the table value shown above for achievement of the Maximum level of performance).

To the extent that any such Named Executive Officer should have earned PSUs in excess of those amounts at the conclusion of the three year performance period applicable to the 2018 grants, he or she would be entitled to receive the economic value of any such excess PSUs, payable as a cash bonus award with a value equivalent to the number of shares of Common Stock constituting such excess times the average of the high and low trading prices reported for the Company’s Common Stock on the New York Stock Exchange on the date such shares would have otherwise been issuable.

(4)
Represents the number of shares of restricted stock awarded to each such officer under the 2012 Stock Incentive Plan in February 2018, pursuant to the Compensation Committee’s subjective evaluation of the officer’s performance during 2017 (i) under the time-vested component of such officer’s LTIP opportunity for the Named Executive Officers other than Jeffery V. Curry and (ii) under the 2012 Stock Incentive Plan awards approved for non-NEO officers, in the case of Mr. Curry. Such awards have the additional terms and conditions described in the narrative presented below.

(5)
Represents the grant date fair value of the February 2018 time-vested stock awards, granted based on 2017 performance as described above, calculated as described in footnote (6) to the Summary Compensation Table above.

(6)
Since Jeffery V. Curry became a new Named Executive Officer, pursuant to applicable SEC rules, following the end of fiscal 2018, he was not granted any awards under the 2018 AIP or LTIP for Named Executive Officers.

Additional Information Concerning Executive Compensation

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2018 Grants of Plan-Based Awards Table.

Annual Bonus Arrangements for Named Executive Officers

The terms of both the quantitative and qualitative components of the bonus arrangements for the Named Executive Officers under the 2018 Annual Incentive Plan are described above in the “Compensation Discussion and Analysis” section.

Terms of Performance Stock Unit Grants to the Named Executive Officers Under the LTIP

The terms of the PSUs granted to the Named Executive Officers during 2018 pursuant to the performance-based component of stock awards under the LTIP are detailed above in the “Compensation Discussion and Analysis” section. As described therein, any shares of Common Stock issued pursuant to such PSUs at the conclusion of the applicable three-year performance period will vest 60% at such date, with the remaining 40% of such shares vesting 20% on each of the next two anniversaries of such date. During such two year period, the additional shares that have not yet vested will be subject to the same terms described below for shares of restricted stock issued pursuant to the time-vested component of LTIP awards (other than the five-year vesting schedule).

Terms of Restricted Stock Grants to NEOs Under the Time-Vested Component of the LTIP

Each time-vested award of restricted shares of Common Stock granted to the Named Executive Officers under the 2012 Stock Incentive Plan pursuant to the LTIP provides for the following terms:

•
The recipient of the award generally has all of the rights of a shareholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote.

•	The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).

•
If the Named Executive Officer’s employment terminates during the restricted period for any reason other than death or disability, the award agreements provide that any non-vested portion of the restricted stock award is immediately forfeited by such Named Executive Officer.

•
If employment terminates during the restricted period due to death or disability (as defined in the award), any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the Named Executive Officer or his or her estate, as applicable.

•
The shares vest as follows: 20% of the shares granted to each Named Executive Officer are fully vested on the date of grant, and restrictions expire on an additional 20% of the shares granted annually over the next four (4) years beginning on the first anniversary of the date of grant, except that, in the event of a Change of Control of the Company (as defined in the 2012 Stock Incentive Plan), any remaining unvested portion of such shares would immediately vest.

Risks Arising From Design of Compensation Programs

Both senior management and the Compensation Committee believe that the design of the Company’s compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks, and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. Factors supporting these conclusions include, among others, the following:

•
Both annual performance bonuses and grants of restricted stock awards under our 2012 Stock Incentive Plan are not automatic, but are granted in the discretion of senior management and the Compensation Committee and are subject to downward adjustment as the Compensation Committee or management may deem appropriate.

•
As noted above, our Board of Directors requires approval by the Board (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts, thereby limiting the risks to which employees, or even senior management, may expose the Company without higher-level Board review. Company policy also provides similar checks against the creation of risk by compensation-based incentives at the operational level – such as a procedure that employees compensated based in part on leasing results may have the authority to negotiate new and renewal lease terms, but the authority to approve and execute the leases rests with a higher level of management whose compensation is not subject to the same incentives.

•
Due to the scope of their authority, risk-related decisions concerning the Company’s business are primarily under the control of our executive officers. As discussed above, we maintain stock ownership guidelines for all executive officers – supported by the features of our compensation programs that encourage our executives to achieve and maintain a significant proprietary interest in the Company. These guidelines tend to align our senior executives’ long-term interests with those of our shareholders and serve as a disincentive to behavior that is focused only on the short-term and risks material harm to the Company.

Additionally, as discussed on page 47 above in the Compensation Discussion and Analysis, effective March 24, 2015 in conjunction with the implementation of new annual and long-term incentive programs for the Company’s Named Executive Officers, the Company’s Board of Directors and Compensation Committee implemented a compensation clawback policy applicable to the Company’s Named Executive Officers as described therein.

Non-Competition Arrangements

Pursuant to agreements entered into at the time of the Company’s initial public offering in November 1993, each of Charles B. Lebovitz and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company’s initial public offering in November 1993, and to hold passive investments equal to less than 1% of the outstanding securities of any publicly traded company.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer (our “CEO”) to the median of the annual total compensation of our other employees.

For 2018, our last completed fiscal year:

•	the annual total compensation for our median employee was $54,217; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $3,472,388.

Based on this information, for 2018 the ratio of annual total compensation of our CEO to the median of the annual total compensation of all employees was 64 to 1.

To identify the median employee, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.	We identified the median employee using our employee population as of December 31, 2018, which consisted of approximately 642 individuals, all located in the United States.

2.
To identify the “median employee” from our employee population, we examined the amount of total cash compensation (salary/wages plus any overtime pay, plus bonus compensation) of each employee (other than the CEO) as reflected in payroll records. Salaries/wages plus any overtime were annualized for all permanent employees who were employees for less than the full year or who were on an unpaid leave of absence during a portion of the year. We did not make any cost-of-living adjustments in identifying the “median employee”.

3.	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

4.
Once we identified our median employee, we calculated annual total compensation for this employee of $54,217 using the same methodology we use for our CEO in the Summary Compensation Table as set forth in this Proxy Statement.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2018 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Stephen D. Lebovitz	206,157	(2)	395,821	211,462	406,007
Farzana Khaleel	67,323	(3)	129,260	54,221	104,104
Charles B. Lebovitz	146,310	(4)	280,915	135,552	260,260
Michael I. Lebovitz	67,323	(5)	129,260	54,221	104,104
Augustus N. Stephas	58,523	(6)	112,364	54,221	104,104
Jeffery V. Curry	50,595	(7)	97,142	N/A (10)	N/A (10)
_____________________

(1)
Except as otherwise noted, all of these shares were issued as part of the Company’s annual restricted stock grants to officers and other key employees under the 2012 Stock Incentive Plan, prior to the changes made to equity awards to Named Executive Officers in March 2015 pursuant to the adoption of the LTIP. Shares issued pursuant to each such annual restricted stock grant vest in 20% increments on each of the first through fifth anniversaries of their date of grant. Market value shown for all unvested shares of restricted stock is calculated based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal 2018 (December 31) of $1.92 per share.

(2)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, other than (A) 24,872 shares granted to Mr. Lebovitz in February 2016 in connection with the discretionary time-vested component of his LTIP award, (B) 34,428 shares granted to Mr. Lebovitz in February 2017 in connection with the discretionary time-vested component of his LTIP award and (C) 123,357 shares granted to Mr. Lebovitz in February 2018 in connection with the discretionary time-vested component of his LTIP award. The shares vest as follows: 7,000 shares vested on February 3, 2019; 8,250 shares vested on February 2, 2019 and 8,250 additional shares will vest on February 2, 2020; 12,436 shares vested on February 10, 2019, and 12,436 additional shares will vest on February 10, 2020; 11,476 shares vested on February 7, 2019, and 11,476 additional shares will vest on February 7 in each of the years 2020 and 2021; and 30,840 shares vested on February 12, 2019, and 30,839 additional shares will vest on February 12 in each of the years 2020, 2021 and 2022.

(3)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, other than (A) 8,122 shares granted to Ms. Khaleel in February 2016 in connection with the discretionary time-vested component of her LTIP award, (B) 11,241 shares granted to Ms. Khaleel in February 2017 in connection with the discretionary time-vested component of her LTIP award and (C) 39,160 shares granted to Ms. Khaleel in February 2018 in connection with the discretionary time-vested component of her LTIP award. The shares vest as follows: 2,750 shares vested on February 3, 2019; 3,025 shares vested on February 2, 2019 and 3,025 additional shares will vest on February 2, 2020; 4,061 shares vested on February 10, 2019 and 4,061 additional shares will vest on February 10, 2020; 3,747 shares vested on February 7, 2019, and 3,747 additional shares will vest on February 7 in each of the years 2020 and 2021; and 9,790 shares vested on February 12, 2019 and 9,790 additional shares will vest on February 12 in each of the years 2020, 2021 and 2022.

(4)
Such shares were issued as follows: (A) 20,304 shares were granted to Mr. Lebovitz in February 2016 in connection with the discretionary time-vested component of his LTIP award, (B) 28,104 shares were granted to Mr. Lebovitz in February 2017 in connection with the discretionary time-vested component of his LTIP award and (C) 97,902 shares granted to Mr. Lebovitz in February 2018 in connection with the discretionary time-vested component of his LTIP award. The shares vest as follows: 10,152 shares vested on February 10, 2019, and 10,152 additional shares will vest on February 10, 2020; 9,368 shares vested on February 7, 2019 and 9,368 additional shares will vest on February 7 in each of the years 2020 and 2021; and 24,476 shares vested on February 12, 2019, 24,476 additional shares will vest on February 12, 2020 and 24,475 additional shares will vest on February 12 in each of the years 2021 and 2022.

(5)
Such shares were issued as part of the annual restricted stock grants described in Note (1) above, other than (A) 8,122 shares granted to Mr. Lebovitz in February 2016 in connection with the discretionary time-vested component of his LTIP award, (B) 11,241 shares granted to Mr. Lebovitz in February 2017 in connection with the discretionary time-vested component of his LTIP award and (C) 39,160 shares granted to Mr. Lebovitz in February 2018 in connection with the discretionary time-vested component of his LTIP award. The shares vest as follows: 2,750 shares vested on February 3, 2019; 3,025 shares vested on February 2, 2019 and 3,025 additional shares will vest on February 2, 2020; 4,061 shares vested on February 10, 2019 and 4,061 additional shares will vest on February 10, 2020; 3,747 shares vested on February 7, 2019, and 3,747 additional shares will vest on February 7 in each of the years 2020 and 2021; and 9,790 shares vested on February 12, 2019 and 9,790 additional shares will vest on February 12 in each of the years 2020, 2021 and 2022.

(6)
Such shares were issued as follows: (A) 8,122 shares were granted to Mr. Stephas in February 2016 in connection with the discretionary time-vested component of his LTIP award, (B) 11,241 shares were granted to Mr. Stephas in February 2017 in connection with the discretionary time-vested component of his LTIP award and (C) 39,160 shares were granted to Mr. Stephas in February 2017 in connection with the discretionary time-vested component of his LTIP award. All of such shares were vested effective January 2, 2019 under the terms of a Retirement and General Release Agreement between the Company and Mr. Stephas dated September 28, 2018.

(7)
Such shares were issued as part of annual restricted stock grants to Mr. Curry under the 2012 Stock Incentive Plan prior to his becoming a Named Executive Officer, and vest in 20% increments on each of the first through fifth anniversaries of their date of grant. The shares vest as follows: 2,750 shares vested on February 3, 2019; 3,025 shares vested on February 2, 2019 and 3,025 additional shares will vest on February 2, 2020; 3,025 shares vested on February 10, 2019 and 3,025 additional shares will vest on February 10 in each of the years 2020 and 2021; 3,180 shares vested on February 7, 2019, and 3,180 additional shares will vest on February 7 in each of the years 2020, 2021 and 2022; and 4,000 shares vested on February 12, 2019 and 4,000 additional shares will vest on February 12 in each of the years 2020, 2021, 2022 and 2023.

(8)	Assumes performance at the Threshold level for PSUs issued under the LTIP for both the 2017-2019 performance period and the 2018-2020 performance period.

(9)
Market value of shares of Common Stock underlying PSUs that had not vested at December 31, 2018 is calculated based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal 2018 (December 31) of $1.92 per share.

(10)
Since Jeffery V. Curry became a new Named Executive Officer, pursuant to applicable SEC rules, following the end of fiscal 2018, he had no unvested PSUs granted under the 2017 or 2018 LTIP for Named Executive Officers at December 31, 2018.

2018 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stephen D. Lebovitz	105,436	433,507
Farzana Khaleel	26,624	128,274
Charles B. Lebovitz	43,996	201,098
Michael I. Lebovitz	26,124	125,624
Augustus N. Stephas (3)	17,599	80,442
Jeffery V. Curry	14,730	74,455
_______________________

(1)	All of such shares were received pursuant to time-vested restricted stock awards which vested during fiscal 2018.

(2)
Amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when each installment vested (or on the immediately preceding trading day, if such date was not a business day). As each installment vests, the officer may choose either (A) to sell all (or some portion) of the underlying shares immediately following the vesting date or (B) to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date. Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer.

(3)
As noted above, all 58,523 of the remaining shares of restricted stock held by Mr. Stephas at December 31, 2018 were vested effective January 2, 2019, under the terms of a Retirement and General Release Agreement dated September 28, 2018. Based on the $2.03 per share closing market price for the Company’s Common Stock on the NYSE on January 2, 2019, the aggregate value of such shares on the vesting date was $118,802.

Potential Payments Upon Termination or Change in Control

Actual compensation provided to Augustus N. Stephas pursuant to his Retirement and General Release Agreement dated September 28, 2018, which superseded the retirement and termination provisions applicable to our other Named Executive Officers, is described below. Except for (i) the noncompetition arrangements described above, (ii) the automatic vesting of any unvested shares subject to restricted stock awards upon the occurrence of a Change in Control as defined in the 2012 Stock Incentive Plan, (iii) the provisions allowing payout of the full Target Cash Bonus Award under the AIP, or a partial payout of shares subject to a performance-based LTIP award, in the event of an officer’s death, disability or (under the circumstances described below) termination following a Change of Control (as defined in the 2012 Stock Incentive Plan); and (iv) the Tier I Legacy Retiree Program and the Tier III Post-65 Retiree Program described below, the Company’s other five Named Executive Officers do not have any employment, severance or change of control agreements with the Company. Accordingly, except for any benefits for which they are eligible under either the Tier I Legacy Retiree Program the Tier III Post-65 Retiree Program, and certain impacts on outstanding AIP and equity awards, such officers will not receive compensation in connection with any termination of employment due to a change in control of the Company, death, disability, retirement or any other reason, except for such benefits as are available generally to all employees under the Company’s 401(k) Plan, insurance and other benefits programs.

Currently, the Named Executive Officers who are not eligible for either the Tier I Legacy Retiree Program or the Tier III Post-65 Retiree Program also do not meet the age and service requirements for continuation of medical benefits under the Company’s Tier II Retiree program, which is generally available to all employees who retire at age 60, but less than age 65, and have been employed by the Company and/or its affiliates or predecessors for a total of 20 or more (but less than 30) years of service.

Impact of Change in Control Under 2012 Stock Incentive Plan

The 2012 Stock Incentive Plan generally provides that, except to the extent the Compensation Committee otherwise provides, in the event of any Change in Control of the Company (a) any outstanding option shall become fully exercisable, (b) the restrictions expire immediately with respect to 100% of the shares subject to any award of restricted stock and (c) other outstanding awards shall become fully vested and or payable and any restrictions with respect thereto shall expire. The effect of this provision with respect to currently outstanding awards of restricted stock under such plan is that all remaining unvested shares subject to restricted stock awards held by any employee (including any time-vested shares held by a Named Executive Officer pursuant to either an award under the new LTIP or a prior restricted stock grant) would immediately vest in full.

The 2012 Stock Incentive Plan defines a “Change in Control” for this purpose to include (i) any acquisition by a person or group of 20% or more of the outstanding shares of the Company's Common Stock (other than an acquisition from the Company or by the Company or by the Company's management, an acquisition through the exercise of the rights to exchange limited partnership interests in the Operating Partnership for shares of Common Stock or an acquisition by a Company-sponsored employee benefit plan), (ii) a change in the majority of the Company's directors (subject to certain exceptions for changes in the ordinary course of the Company's business), or (iii) the occurrence of a Corporate Event (as defined below), but excluding any Corporate Event pursuant to which:

(A)
all or substantially all of the beneficial owners of the Company's voting securities immediately prior thereto will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of Common Stock, and (as applicable) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Event in substantially the same proportions as their ownership immediately prior to such Corporate Event;

(B)
no person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Corporate Event) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of Common Stock of the corporation resulting from such Corporate Event or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Corporate Event; and

(C)	individuals who were members of the Company's incumbent Board prior thereto will constitute at least a majority of the directors of the corporation resulting from such Corporate Event.

A “Corporate Event” is defined under the 2012 Stock Incentive Plan as an event pursuant to which: (i) the Company is merged or consolidated with another corporation or entity, (ii) all or substantially all of the Company's assets or Common Stock is acquired by another person or entity or (iii) the Company is liquidated or reorganized.

Impact of Death, Retirement or Change in Control Under the NEO Annual Incentive Plan

A Named Executive Officer who terminates employment with the Company prior to the conclusion of any applicable performance period under the AIP will not receive an AIP bonus payment for such period, except that an otherwise eligible Named Executive Officer shall receive an AIP bonus payment in the amount of his or her full Target Cash Bonus Award, as determined by the Compensation Committee, in either of the following circumstances:

•
In the event of death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) prior to the end of the annual performance period; or

•
If a Named Executive Officer’s employment is terminated, other than voluntarily or for Cause (as defined in the 2012 Stock Incentive Plan), following a Change of Control (defined as described above in the Company’s 2012 Stock Incentive Plan), but prior to end of the annual performance period.

Impact of Death, Retirement or Change in Control on Performance Stock Units Under the LTIP

Whether a Named Executive Officer whose employment is terminated prior to the conclusion of the three year performance period applicable to any LTIP award of PSUs will be deemed to have earned any of the PSUs to such award will be determined as follows:

•
a Named Executive Officer whose employment terminates, other than for Cause (as defined in the 2012 Stock Incentive Plan), either (i) due to death or disability (generally defined as the complete and permanent disability of the participant under the Company’s benefit insurance plans) or (ii) within 24 months following a Change of Control (defined as described above in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will be deemed to have earned a pro-rated number of PSUs, calculated based on the Company’s TSR performance over the proportion of the performance period that had been completed to, and including, the date of such event, as compared to the TSR performance of the NAREIT Retail Index over such period (or, beginning with the February 2018 LTIP awards, based on the Company’s TSR performance over such period both in absolute terms and as compared to the TSR performance of the NAREIT Retail Index).

•
a Named Executive Officer whose employment terminates voluntarily (other than within 24 months following a Change of Control) or for Cause (as defined in the 2012 Stock Incentive Plan) prior to the end of the applicable performance period will not be deemed to have earned any of the PSUs subject to such award.

Tier I Legacy Retiree Program and Tier III Post-65 Retiree Program

The Company’s Tier I Legacy Retiree Program and its Tier III Post-65 Retiree Program each provide certain benefits concerning the continuation of health insurance coverage to certain employees (and, in the case of the Tier III program, to certain corporate officers) who meet their respective requirements. The “Tier I Retirees” covered by the Tier I Retiree Legacy Program include any Company employee who retires after the program’s effective date and:

•	has been employed by CBL and/or its affiliates or predecessors for a total of 30 or more years prior to their date of retirement;

•	is participating in the CBL group medical insurance plan on the date of their retirement; and

•	is not eligible for health benefit coverage pursuant to any other group insurance plan or Medicare.

The “Tier III Retirees” covered by Tier III Post-65 Retiree Program include Company officers of the level of Senior Vice President and above, who retire at age 65 or above after the program’s effective date and:

•	have been employed by CBL and/or its affiliates or predecessors for a total of 40 or more years prior to their date of retirement;

•	are participating in the CBL group medical insurance plan on the date of their retirement; and

•	no longer have a “current employment status” with CBL.

For purposes of the third requirement listed above, in addition to including retirees who are no longer providing services to the Company in any capacity, retired officers will be considered to no longer have a “current employment status” for purposes of program eligibility notwithstanding the fact that they (i) may continue in any part-time capacity with the Company or (ii) may continue to provide services to the Company under any consulting agreement or similar agreement.

Program benefits for each eligible Tier I Retiree (and his or her spouse who is insured by CBL’s health insurance plan on the date of the retirement of the Tier I Retiree) are as follows:

•
for an initial period of 24 months (two years) from the date of the Tier I Retiree’s retirement, the Tier I Retiree and his or her covered spouse will be entitled to continue to participate in the CBL group medical insurance plan at no cost to the Tier I Retiree and/or his or her covered spouse;

•
the Tier I Retiree and his or her covered spouse will be entitled to continue participation in the CBL group medical insurance plan (as such may be amended, revised or modified from time to time and as available to then-active employees of CBL) following his or her retirement, but with the Tier I Retiree and his or her covered spouse paying the full cost for such coverage (i.e., equivalent to the then-prevailing COBRA rate) following the expiration of 24 months from the date of the Tier I Retiree’s retirement; and

•
upon reaching the age of Medicare eligibility or becoming eligible for other group medical coverage, the Tier I Legacy Retiree (and spouse if applicable), would cease to be eligible for the CBL group medical insurance plan.

Program benefits for each eligible Tier III Retiree (and his or her spouse who is insured by CBL’s health insurance plan on the date of the retirement of the Tier III Retiree) are as follows:

•
for an initial period of five (5) years from the date of the Tier III Retiree’s retirement, the Tier III Retiree and his or her covered spouse will be entitled to continue to participate in the CBL group medical insurance plan at no cost to the Tier III Retiree and/or his or her covered spouse; and

•
the Tier III Retiree and his or her covered spouse will be entitled to continue participation in the CBL group medical insurance plan (as such may be amended, revised or modified from time to time and as available to then-active employees of CBL) following his or her retirement, but with the Tier III Retiree and his or her covered spouse paying the full cost for such coverage (i.e., equivalent to the then-prevailing COBRA rate) following the expiration of five (5) years from the date of the Tier III Retiree’s retirement.

Any tax obligations imposed on a Tier I Retiree or a Tier III Retiree as a result of the benefit under this program will be the sole responsibility of such retiree (and his or her spouse, if applicable). The Company may elect to discontinue the Tier I Legacy Retiree benefit on a prospective basis on each annual renewal of the Company’s overall group health insurance plan and, subject to certain requirements for advance notice to participants, may terminate the Tier III Post-65 Retiree Program at any time.

Currently, should they retire from the Company, both Stephen D. Lebovitz and Michael I. Lebovitz would meet the criteria to be covered under the Tier I Legacy Retiree Program, and Charles B. Lebovitz would meet the criteria to be covered under the Tier III Post-65 Retiree Program. The projected benefit to any covered Tier I Retiree or Tier III Retiree under those respective programs will depend on the then-current costs of participation in CBL’s group medical insurance plan on the date of his or her retirement from CBL.

Impact of Death, Disability or Retirement on Outstanding Awards Under the 2012 Stock Incentive Plan

Time vesting restricted stock awards made to the Named Executive Officers, pursuant to either an award under the new LTIP or under a prior restricted stock grant, provide that if the grantee’s employment terminates by reason of death or disability, any portion of the award that is not vested on the date of such termination shall immediately vest in the grantee or the grantee’s estate. “Disability” for these purposes generally means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time. All shares of restricted stock held by the Named Executive Officers pursuant to such awards as of December 31, 2108, would have been forfeited by any such officer who retired from his or her employment with the Company (except as provided in the separately negotiated agreement with Mr. Stephas, as described below).

Potential Payments Upon Termination or Change in Control for Named Executive Officers

Based on the foregoing, the following table summarizes (i) the estimated value of any applicable benefits under either the Tier I Legacy Retiree Program or the Tier III Post-65 Retiree Program and (ii) the intrinsic value (that is, the value based on the Company’s stock price) of all LTIP Performance Stock Units or time-vested restricted stock awards that each of our Named Executive Officers (excluding Augustus N. Stephas) would have been entitled to receive or retain if (A) a Change in Control (as defined under the 2012 Stock Incentive Plan) had occurred or (B) he or she had retired, died or become disabled, assuming in each case that such event occurred as of December 31, 2018 (and using the NYSE closing price of $1.92 per share on December 31, 2018, the last trading day of the year):

Name	Occurrence of a Change in Control (1)		Termination Due to Retirement			Termination Due to Death/Disability
	Restricted Stock/ LTIP Awards ($)(2)	Cash Bonus Payments Under AIP ($)	Value of Tier I or Tier III Retiree Benefits ($)(3)	Restricted Stock/ LTIP Awards ($)(2)	Cash Bonus Payments Under AIP ($)	Value of Tier I or Tier III Retiree Benefits ($)(3)(4)	Restricted Stock/ LTIP Awards ($)(2)	Cash Bonus Payments Under AIP ($)
Stephen D. Lebovitz	395,821	1,015,875	32,577	—	—	32,577	395,821	1,015,875
Farzana Khaleel	129,260	338,625	—	—	—	—	129,260	338,625
Charles B. Lebovitz	280,915	846,563	81,443	—	—	81,443	280,915	846,563
Michael I. Lebovitz	129,260	338,625	32,577	—	—	32,577	129,260	338,625
Jeffery V. Curry (5)	97,142	N/A	—	—	—	—	97,142	N/A

(1)
Neither the Tier I Legacy Retiree Program nor the Tier III Post-65 Retiree Program provide for any benefits upon the occurrence of a Change in Control in the absence of an eligible employee retiring/ ceasing to have a “current employment status” with the Company and otherwise satisfying its respective requirements (as described above). Accordingly, for purposes of the foregoing table, the only consequences of a Change in Control (as defined in the 2012 Stock Incentive Plan) would be

(A) the immediate vesting of any outstanding, unvested shares of restricted stock subject to awards granted under such plan and (B) in the event a Named Executive Officer were terminated, other than voluntarily or for Cause (as defined in the 2012 Stock Incentive Plan) following such event, an AIP bonus payment equal to such officer’s full Target Cash Bonus Award for the period.

(2)
This value is calculated based on (i) the number of unvested shares of restricted stock each Named Executive Officer would retain and (ii) the pro-rated number of shares each Named Executive Officer would have received pursuant to PSUs awarded under the LTIP, in the event of death, disability or termination other than for Cause (as defined in the 2012 Stock Incentive Plan) within 24 months following a Change of Control and prior to the end of the applicable restricted period or PSU performance period (as applicable), had such contingency occurred on December 31, 2018, as follows:

Named Executive Officer	Number of Shares of Time-Vested Restricted Stock Retained	Pro-Rated Shares Awarded Under PSUs for 2016-2018 LTIP Performance Period	Pro-Rated Shares Awarded Under PSUs for 2017-2019 LTIP Performance Period	Pro-Rated Shares Awarded Under PSUs for 2018-2020 LTIP Performance Period
Stephen D. Lebovitz	206,157	0	0	0
Farzana Khaleel	67,323	0	0	0
Charles B. Lebovitz	146,310	0	0	0
Michael I. Lebovitz	67,323	0	0	0
Jeffery V. Curry	50,595	0	0	0

No such pro-rated payout under a PSU would be triggered in the event of the retirement of any of these Named Executive Officers, nor would any such Named Executive Officer retain unvested shares of restricted stock if he or she should retire.

(3)
Estimated based on current premiums payable under CBL’s group medical insurance plan as of December 31, 2018. Stephen D. Lebovitz and Michael I. Lebovitz are the only Named Executive Officers currently eligible for the Tier I Legacy Retiree Program with 30 years of continuous employment with the Company as of December 31, 2018, and Charles B. Lebovitz is the only Named Executive Officer to have attained age 65 with 40 years of continuous employment with the Company as of December 31, 2018 (apart from Augustus N. Stephas, whose actual retirement benefits under the Tier III Post-65 Retiree Program are described below). Neither Farzana Khaleel nor Jeffery V. Curry is currently eligible for benefits under either the Tier I Legacy Retiree Program or the Tier III Post-65 Retiree Program.

(4)
Retirement due to disability by any Named Executive Officer who otherwise satisfies the requirements of either the Tier I Legacy Retiree Program or the Tier III Post-65 Retiree Program would result in the same benefits as retirement for any other reason; however, there would be no benefits under either such program in the event of the death of a Named Executive Officer.

(5)
Since Jeffery V. Curry became a new Named Executive Officer, pursuant to applicable SEC rules, following the end of fiscal 2018, he had no Target Cash Bonus Award that could have vested under the 2018 AIP.

2018 Retirement of Augustus N. Stephas

Mr. Stephas retired from his position as Executive Vice President – Chief Operating Officer of the Company effective September 28, 2018, and fully retired from CBL effective December 31, 2018. In connection with his retirement, Mr. Stephas entered into a Retirement and General Release Agreement dated September 28, 2018 (the “Stephas Retirement Agreement”), which superseded the retirement and termination provisions applicable to our other Named Executive Officers, as described above. The material terms of the Stephas Retirement Agreement are described on page 49 above in the Compensation Discussion and Analysis, under the heading “Compensation in Connection With 2018 Retirement of Augustus N. Stephas.” The value of the compensation provided to Mr. Stephas pursuant to the terms of the Stephas Retirement Agreement is detailed in the following table:

Value of Each Element of Compensation Provided Pursuant to the Stephas Retirement Agreement				Total Compensation Provided Pursuant to the Stephas Retirement Agreement ($)
Additional Cash Retirement Benefit Payments ($)(1)	Cash Bonus Payments Under 2018 AIP ($)(2)	Value of Vested Restricted Stock/LTIP Awards ($)(3)	Value of Tier III Retiree Insurance Benefits ($)(4)
1,500,000	284,445	118,802	89,240	1,992,487

(1)
As reflected in the Summary Compensation Table on page 51 above, Mr. Stephas continued to receive his regular base salary through his final retirement date of December 31, 2018. Pursuant to the Stephas Retirement Agreement, he also will receive an additional cash retirement benefit of $1,500,000, payable in 18 equal monthly installments of $83,333.33 beginning on January 1, 2019.

(2)
Pursuant to the Stephas Retirement Agreement, Mr. Stephas received (i) a cash payment of $225,186 in February 2019 with respect to the quantitative component of his annual bonus award under the 2018 AIP, determined in the same manner as bonus payments made to the other Named Executive Officers under the 2018 AIP as described in the Compensation Discussion and Analysis section above and (ii) a fixed cash payment of $59,259 in February 2019 as full payment of the qualitative component of his annual bonus under the 2018 AIP.

(3)
Pursuant to the Stephas Retirement Agreement, all 58,523 of the remaining shares of restricted stock held by Mr. Stephas at December 31, 2018, pursuant to awards granted in prior years under the LTIP for NEOs, were vested effective January 2, 2019. Based on the $2.03 per share closing market price for the Company’s Common Stock on the NYSE on January 2, 2019, the aggregate value of such vested shares was $118,802. Mr. Stephas did not receive any compensation with respect to the PSUs previously granted to him under the 2016, 2017 and 2018 LTIPs for the Company’s NEOs, all of which were cancelled effective December 31, 2018.

(4)
Value of benefits to be received by Mr. Stephas and his spouse under the Tier III Post-65 Retiree Program as described above, estimated based on current premiums payable under CBL’s group medical insurance plan as of December 31, 2018.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each Non‑Employee Director for the Company’s fiscal year ended December 31, 2018. Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gary L. Bryenton (3)	80,000	100,000	180,000
A. Larry Chapman	80,000	100,000	180,000
Matthew S. Dominski	105,000	100,000	205,000
John D. Griffith	70,000	100,000	170,000
Richard J. Lieb	75,000	100,000	175,000
Gary J. Nay (3)	70,000	100,000	170,000
Kathleen M. Nelson	75,000	100,000	175,000
________________

(1)
This column reports the aggregate amount of all cash compensation earned by each Non-Employee Director during 2018 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.”

(2)
This column represents the grant date fair value of stock awards granted to the Non-Employee Directors during 2018 under the 2012 Stock Incentive Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. During 2018, each Non-Employee Director was granted additional restricted Common Stock under the 2012 Stock Incentive Plan having a market value equal to $100,000 (17,271 shares, having a grant date fair value of $5.79 per share based on the average of the high and low price of the Company’s Common Stock as reported on the NYSE on the grant date of January 2, 2018). For more information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC. The grant date fair value represents the amount that the Company expects to expense in its financial statements over the vesting schedule for these awards and does not correspond to the actual value that will be realized by each Non-Employee Director. The aggregate number of outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2018 was as follows: Gary L. Bryenton – 43,721 shares; A. Larry Chapman – 34,271 shares; Matthew S. Dominski – 25,750 shares; John D. Griffith – 26,271 shares; Richard J. Lieb – 22,271 shares; Gary J. Nay – 39,271 shares; and Kathleen M. Nelson – 40,771 shares.

(3)
Since Mr. Bryenton and Mr. Nay served as Independent Directors throughout all of 2018 (with each retiring from the Board effective December 31, 2018), they both also participated, on the same basis as the other Independent Directors, in a compensatory grant (for 2018 Board service) of restricted Common Stock of the Company having a value of $100,000, with the number of shares granted based on the average of the high and low trading prices for the Company’s Common Stock on the grant date of January 2, 2019. This resulted in the issuance of an additional 50,126 shares of Common Stock to each of Mr. Bryenton and Mr. Nay on such date. As described below, all transfer restrictions with respect to shares of Common Stock previously granted to Messrs. Bryenton and Nay as a portion of their Independent Director compensation expired in connection with their retirement from the Board.

Additional Information Concerning Director Compensation

Both the Company’s senior management and the Compensation Committee intend for the compensation of the Company’s Non-Employee Directors to be competitive and reasonable in relation to the directors’ responsibilities for supervising the overall management and policies of the Company, and in relation to the compensation of Non-Employee Directors at the same group of peer companies reviewed by the Compensation Committee in setting base salaries for the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). The Company has historically provided additional compensation to Non-Employee Directors who serve on the Executive Committee, and to the Chairman of the Audit Committee, in recognition of the additional workload undertaken by such directors.

While senior management and the Compensation Committee periodically review the compensation paid to the Non-Employee Directors, the Company typically has not adjusted such compensation on an annual basis, but only when senior management and the Compensation Committee decide that such review indicates that adjustments may be warranted. As in the case of the Compensation Committee’s review of executive salaries at the peer companies discussed above, such review is only intended to provide the Compensation Committee with a general understanding of whether the Company’s compensation of its outside directors is competitive for purposes of attracting and retaining well-qualified individuals to serve as Non-Employee Directors of the Company. As in the case of executive officer compensation, the Compensation Committee does not engage in any formal “benchmarking” comparisons of the compensation of the Company’s directors against that of directors of the peer companies considered. The equity component of director compensation, as described under “Director Compensation” herein, in conjunction with the Company’s stock ownership guidelines for Non-Employee Directors, is intended by the Compensation Committee to align the interests of the Non-Employee Directors with those of the Company’s shareholders by ensuring that they attain and maintain a significant proprietary interest in the Company.

In November 2016, upon the recommendation of the Company’s Compensation Committee, the Board of Directors voted to adjust the Company’s compensation arrangements for each Non-Employee Director, effective January 1, 2017, in a manner which had the effect of transitioning the Non-Employee Directors’ cash compensation to an annual fee basis, and eliminating all prior monthly or meeting-based fees. Each Committee Chair receives the annual fee stated below in lieu of the applicable annual Committee Member fee. The following table summarizes the Company’s compensation arrangements for each Non-Employee Director, following these revisions, which were in effect during all of 2018:

Description	Non-Employee Director Fees Effective January 1, 2017
Annual Fee for each Non-Employee Director	$40,000
Annual Audit Committee Member Fee	$20,000
Annual Committee Member Fee (Compensation Committee; Nominating/Corporate Governance Committee Executive Committee)(1)	$15,000
Annual Fee – Audit Committee Chairman(1)	$25,000
Annual Fee – Compensation Committee Chairman(1)	$20,000
Annual Fee – Nominating/Corporate Governance Committee Chairman(1)	$20,000
Annual Fee – Lead Independent Director	$25,000

Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Additionally, under the Company’s 2012 Stock Incentive Plan, as amended by Amendment No. 1 thereto and as further amended by Amendment No. 2 in conjunction with the Company’s 2017 updates to director compensation, for each fiscal year of the Company Non-Employee Directors also will receive either (i) an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or (ii) as was the case in both January 2018 and January 2019, an annual award of shares of restricted Common Stock of the Company at the conclusion of each year (which may be payable on the first trading day of the next succeeding calendar year) having a value of $100,000, with the number of shares granted to be based on the average of the high and low trading prices for the Company’s Common Stock on the grant date.

In addition, pursuant to the terms of the Company’s 2012 Stock Incentive Plan, as amended, any person who becomes a Non-Employee Director in the future will, upon joining the Board of Directors, receive an initial grant of shares of restricted Common Stock of the Company having a value of $25,000, with the number of shares granted to be based on the average of the high and low trading prices for the Company’s Common Stock on the grant date.

The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the 2012 Stock Incentive Plan, as amended, provide that such shares may not be transferred during the Non-Employee Director’s term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

Equity Compensation Plan Information as of December 31, 2018

The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2018 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	None	N/A	8,381,917
Equity compensation plans not approved by security holders	None	N/A	N/A
TOTAL	None	N/A	9,016,099

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Matthew S. Dominski (Chairman), A. Larry Chapman and John D. Griffith. None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company currently is composed of three Independent Directors, Matthew S. Dominski (Chairman), A. Larry Chapman and John D. Griffith. The Compensation Committee operates under an amended and restated written charter adopted by the Board of Directors on May 14, 2013. A copy of the amended and restated charter is available and can be accessed in the “Invest – Investor Relations – Committee Charting” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this Proxy Statement.

Based on the Compensation Committee’s review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement for its 2019 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

COMPENSATION COMMITTEE
Matthew S. Dominski (Chairman)
A. Larry Chapman
John D. Griffith

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company currently is composed of three Independent Directors, A. Larry Chapman (Chairman), Matthew S. Dominski and Richard J. Lieb. The Audit Committee operates under the second amended and restated written charter adopted by the Board of Directors on August 14, 2013. A copy of the second amended and restated charter is available and can be accessed in the “Invest – Investor Relations – Committee Charting” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company’s independent auditors. Management reported to the Audit Committee that the Company’s consolidated financial statements for the Company’s 2018 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed under current Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 concerning auditor communications with Audit Committees.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors’ independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that A. Larry Chapman, an Independent Director and Chairman of the Audit Committee, as well as Matthew S. Dominski and Richard J. Lieb, both Independent Directors and members of the Audit Committee, each qualify as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of A. Larry Chapman, Matthew S. Dominski and Richard J. Lieb as “audit committee financial experts.”

AUDIT COMMITTEE
A. Larry Chapman (Chairman)
Matthew S. Dominski
Richard J. Lieb

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Bylaws provide that any contract or transaction (i) between the Company or any entity (such as the Operating Partnership) for which it serves as a general partner, and one or more directors or officers of the Company or (ii) between the Company or any such entity and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by a majority of the Independent Directors (excluding any director who has an interest in the matter) or by the Company’s shareholders, after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them. The Company’s Code of Business Conduct also contains provisions governing the approval of certain transactions involving the Company and employees (or immediate family members of employees, as defined therein) that are not subject to the provision of the Bylaws described above.

These provisions operate in conjunction with a Related Party Transactions Approval Policy adopted by the Company’s Audit Committee and Independent Directors during 2012 which, as amended to date, includes the following material features:

•
The policy applies to any transaction in which (i) the Company or the Operating Partnership or any subsidiary of either of them, is a participant and (ii) any “Related Person” (as defined by applicable SEC rules) has a direct or indirect material interest.

•
The policy expressly excepts from its approval and ratification requirements certain ordinary course transactions – including employee and director compensation, the redemption of Operating Partnership interests pursuant to CBL Rights (as described below) and any transactions aggregating to less than $10,000 per Related Person per year.

•
The policy establishes procedures for the collection and analysis of information concerning Related Person transactions and for quarterly reporting by the Compliance Committee to the Audit Committee and the Independent Directors concerning all transactions determined to be subject to the policy.

•
The Audit Committee will then determine whether to recommend the transaction (or annual budget for a series of similar transactions, as applicable) be ratified or approved by the Independent Directors (excluding participation by any director with an interest therein). The Audit Committee will only make such recommendation if, upon review of all material terms of the transaction, it determines that (i) the transaction is in, or is not inconsistent with, the best interests of the Company, and (ii) the terms of such transaction are at least as favorable to the Company as could be obtained from an unrelated third party. If a majority of the Independent Directors vote to accept a positive recommendation of the Audit Committee, the transaction (or annual budget) is approved under the policy; provided, however, that transactions involving a Related Person who has such status solely due to being a 5% shareholder, where officers, directors and their family members have no interest in such transaction, may be approved under the Company’s regular Board procedures.

•	Approval or ratification of a transaction under the policy does not supersede applicable requirements of the Company’s Bylaws or Code of Business Conduct.

The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2018 is described in pertinent detail below.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company’s properties. The Management Company also provides management services for certain properties owned by CBL’s Predecessor and certain other third parties for which the Management Company is paid a management fee. See “Retained Property Interests.” The following individuals, collectively, own 100% of the equity interests in CBL’s Predecessor: Charles B. Lebovitz (49.50%); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (11.21%), Michael I. Lebovitz (11.21%), Alan L. Lebovitz (7.25%), and Beth Lebovitz-Backer (7.25%)); Ben S. Landress (6.82%); and Charles B. Lebovitz Grantor Trust (6.76%). The Operating Partnership owns 100% of the Management Company’s outstanding preferred stock and common stock.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of March 15, 2019, 173,463,967 common partnership units, representing a 1.0% interest as the sole general partner and an 85.6% interest as a limited partner for an aggregate 86.6% interest in the Operating Partnership. As of March 15, 2019, CBL’s Predecessor owned 15,729,378 common partnership units, representing a 7.9% limited partner interest in the Operating Partnership and CBL’s Predecessor also owned 1,035,106 shares of the Company’s Common Stock, for a combined total interest of 8.4% in the Operating Partnership. Certain executive and senior officers also own common partnership units and shares of Common Stock, resulting in a combined total ownership interest by management and CBL’s Predecessor of 11.5% in the Company. See “Security Ownership of Certain Beneficial Owners and Management” above for information concerning such holdings by the Company’s directors and executive officers as of March 15, 2019.

Pursuant to the Operating Partnership Agreement, the limited partners possess CBL Rights, consisting of the right to exchange all or a portion of their Common Units or Special Common Units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the market price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests and Management Services

CBL’s Predecessor owns interests in outparcels at certain of the Company’s malls and a 21.25% minority interest in Jacksonville Avenues Limited Partnership (“the Avenues”), the majority interest of which is owned by third parties. A portion of the annual property insurance premiums paid by the Avenues is paid to a captive insurance subsidiary that is wholly owned by the Operating Partnership. Such payments, which totaled $451,125 in 2018, were reviewed by the Company’s Audit Committee. Additionally, while the Avenues is managed by a third party, CBL’s Predecessor paid the Management

Company approximately $162,642 in management consulting fees related to the Avenues during 2018 and such payments were reviewed by the Company’s Audit Committee. CBL’s Predecessor also paid the Management Company $90,000 during 2018 as reimbursement for the cost of certain management and administrative services provided to CBL’s Predecessor by employees of the Management Company.

Certain Retail Leases

Certain Company officers and employees are partners in partnerships that had 16 leases of space, representing 13,817 square feet in 12 of the Company’s malls during 2018. Such spaces are operated as food service establishments. The aggregate of all lease payments made (or to be made) to the Company by such entities from January 1, 2018 through the end of the contract term of each of the relevant leases (based on estimates of tenant cost recoveries currently in effect) is $8.8 million, with such payments during fiscal 2018 having totaled $1.9 million. The following table sets forth information concerning the pro-rata interest in the aggregate of all such lease payments to the Company of each individual who participates in any of these partnerships and served as an executive officer of the Company during 2018, to the extent that the value of such officer’s interest in the aggregate lease payments to the Company exceeds $120,000:

Officer’s Name and Title	Number of Partnerships in Which The Officer Participates(1)	Pro-Rata Interest in Total Lease Payments to the Company Based on Officer’s Aggregate Ownership Interest($)(2)
Charles B. Lebovitz Chairman of the Board of Directors	7	75,363
Stephen D. Lebovitz Director and Chief Executive Officer	2	147,973
Farzana Khaleel Executive Vice President – Chief Financial Officer and Treasurer	2	196,549
Augustus N. Stephas Executive Vice President – Chief Operating Officer (3)	7	793,936
Michael I. Lebovitz President	7	401,687
Ben S. Landress Executive Vice President – Management	2	359,482

(1)	These partnership interests are held by each such individual either directly or, on a pro-rata basis, through their ownership interests in CBL’s Predecessor or other affiliated entities.

(2)
Excludes any future percentage rents based on sales levels which are not presently determinable. Additionally, such partnerships (in the aggregate) paid $3,000 to the Management Company during 2017 as a component of the reimbursement for management and administrative services discussed above under “Retained Property Interests and Management Services.”

(3)
While Mr. Stephas’ employment with the Company continued through his final retirement date of December 31, 2018, he retired from his position as Executive Vice President – Chief Operating Officer of the Company effective September 28, 2018.

Each of these leases has been approved at the time that they were entered into by the Independent Directors in accordance with the Bylaws, and the renewals of such leases that occurred during 2018 were all ratified by the Independent Directors. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time each of these leases and renewals were entered into, they provided for rental payments at market rates and terms.

Certain Employment Relationships

Alan L. Lebovitz, a son of Charles B. Lebovitz, served as the Company’s Senior Vice President – Asset Management during 2017 prior to his promotion to the position of Executive Vice President – Management, effective February 13, 2018. He receives compensation from the Company commensurate with his level of experience and other employees having similar responsibilities, and based upon an annual review of his individual performance conducted in the same manner as for all Company officers. During 2018, the aggregate compensation paid to Alan L. Lebovitz (including both cash compensation and the grant date fair value of equity awards granted during the year calculated in accordance with Financial Accounting Standards Board ASC Topic 718) was $719,809. He also is eligible for equity awards under the Company’s 2012 Stock Incentive Plan and the Company’s insurance and other employee benefit programs on the same basis as other, similarly situated employees. The compensation of Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee’s approval of the compensation of all officers of the Company of the level of senior vice president or higher.

Other

Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee (“First Tennessee”). As of December 31, 2018, the Company maintained a $100 million unsecured line of credit and a $45 million unsecured term loan, from a group of banks led by First Tennessee. The line of credit was set to mature in 2019 and had a one-year extension option. The term loan was to mature in 2021 and had a one-year extension option. There was $51.9 million outstanding on the line of credit as of December 31, 2018. The term loan was fully funded at closing. Subsequent to December 31, 2018, the Company closed on a new $1.185 billion secured credit facility with a lender group for which Wells Fargo Bank National Association serves as administrative agent. First Tennessee is a participating bank under the new facility, which replaced the above-described term loan and credit facility as well as other outstanding unsecured borrowings. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms. All such indebtedness has been, and will continue to be, approved by the Company’s Board of Directors.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee evaluates the selection of the Company’s independent auditor each year, and has determined to recommend the appointment of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Deloitte has served as the independent auditors for the Company since May 7, 2002. In determining whether to recommend the re-appointment of Deloitte as the Company’s independent auditor, the Audit Committee considered various factors, including: Deloitte’s performance on prior audits, and the quality and efficiency of the services provided by Deloitte; an assessment of the firm’s professional qualifications, resources and expertise; Deloitte’s knowledge of the Company’s business and industry; the quality of the Audit Committee’s ongoing communications with Deloitte and of the firm’s relationship with the Audit Committee and Company management; Deloitte’s independence; the appropriateness of Deloitte’s fees; the length of time the firm has served in this role; the impact on the Company of changing auditors; and data on audit quality and performance, including recent PCAOB reports on Deloitte and peer firms. Considered together, these factors enable the Audit Committee to evaluate whether the selection of Deloitte as the Company’s independent auditor, and the retention of Deloitte to perform other services, will contribute to and enhance audit quality. Based on its evaluation, the Audit Committee believes that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interest of our shareholders. Accordingly, the Audit Committee has recommended, subject to ratification by the shareholders, that Deloitte serve as the Company’s independent auditors for the fiscal year ending December 31, 2019. A representative of Deloitte will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Independent Registered Public Accountants’ Fees and Services

The Company was billed for professional services provided during fiscal years 2017 and 2018 by Deloitte in the amounts set forth in the following table.

	2017	2018
Audit Fees (1)	$964,154	$1,136,862
Audit-Related Fees (2)	211,700	201,774
Tax Fees – Compliance (3)	241,000	246,000
Tax Fees – Consulting (4)	367,566	431,480
All Other Fees (5)	0	3,790
Total	$1,784,420	$2,019,906

(1)
Consists of fees billed for professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2017 and 2018, the audit of the Operating Partnership’s annual financial statements for the fiscal years ended December 31, 2017 and 2018, the audit of the Company’s and the Operating Partnership’s internal controls over financial reporting as of December 31, 2017 and 2018, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2017 and 2018 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include audits of the Company’s subsidiaries pursuant to requirements of certain loan agreements and joint venture agreements and other consultations.

(3)	Consists of fees billed for professional services for assistance regarding federal and state tax compliance.

(4)	Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to joint ventures and tax planning.

(5)	Consists of subscription fees for an online accounting research tool.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting. The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the shareholders ratify the selection of Deloitte to serve as the independent auditors for the Company’s fiscal year ending December 31, 2019. Unless otherwise directed by the shareholders, proxies received in response to this solicitation by the Board of Directors will be voted for approval of the selection of Deloitte to serve as the Company’s independent auditors for the 2019 fiscal year.

The ratification of the selection of Deloitte as the Company’s independent auditors for the 2019 fiscal year must be approved by a majority of the votes cast by shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR 2019

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Description of Advisory Vote

As previously reported in the Current Report on Form 8-K that we filed with the SEC on May 12, 2017, and in accordance with the advisory recommendation of our shareholders at the 2017 Annual Meeting, our Board of Directors has determined that we will hold a nonbinding, advisory vote to approve the compensation paid to our Named Executive Officers pursuant to Section 14A of the Exchange Act once every year. Accordingly, we are including a proposal for our shareholders to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as described in the “Executive Compensation” section comprising pages 27 through 67 of this proxy statement (including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth in the “Executive Compensation” section).

The Company has statutory officers, but no employees. Our officers, including the Named Executive Officers, receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of our business. None of our Named Executive Officers is compensated pursuant to an employment agreement with the Company and the Company does not pay them salaries or bonuses or provide them other compensation or benefits, except for the grants of equity awards under our Stock Incentive Plan as described above in the “Executive Compensation” section of this proxy statement.

As described in greater detail in the Compensation Discussion and Analysis above, beginning with the Company’s 2015 fiscal year, our Compensation Committee approved and implemented new incentive compensation programs for the Company’s Named Executive Officers designed to balance short-term and long-term performance and operational goals as well as stock price performance, and provide the appropriate level of objectivity with subjectivity in an effort to support our Company’s business plan and strategy. The Compensation Committee’s objectives in administering our executive compensation programs are to ensure that pay levels and incentive compensation are effective in attracting and retaining highly qualified personnel, while also linking overall compensation to the Compensation Committee’s evaluation of both executive and Company performance and serving our objective of linking management’s long-term economic interests with those of CBL’s shareholders. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies, and practices described in this proxy statement.

Shareholder Resolution

Under this Proposal 3, shareholders have the opportunity to vote for, against, or abstain from voting with respect to the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers of CBL & Associates Properties, Inc. (the “Company”), as disclosed pursuant to Item 402 of SEC Regulation S-K in the “Executive Compensation” section of the Company’s proxy statement for its 2019 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis as well as the related compensation tables and narrative discussions set forth therein, is hereby approved by the Company’s shareholders on a nonbinding, advisory basis.

Recommendation and Vote Necessary to Approve the Advisory Proposal; Advisory Nature

Approval of the shareholder resolution that is the subject of this Proposal 3 will require the affirmative vote of a majority of the votes cast by shares of our Common Stock present or represented at the Annual Meeting. Unless otherwise directed by the shareholders, proxies received in response to this solicitation by the Board of Directors will be voted for approval of such resolution. The shareholder vote on this proposal is advisory and nonbinding in nature, serves only as a recommendation to our Compensation Committee and Board of Directors, and will not overrule any decisions previously made by the Company, the Compensation Committee or the Board of Directors with respect to executive compensation, nor will it create any duty for the Company, the Compensation Committee or the Board of Directors to take any action in response to the outcome of the vote. Director compensation disclosed in this proxy statement is not subject to or covered by this advisory vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE FOREGOING ADVISORY RESOLUTION
RELATING TO EXECUTIVE COMPENSATION

DATE FOR SUBMISSION OF SHAREHOLDER
PROPOSALS AND RELATED MATTERS

In accordance with the rules established by the SEC, shareholder proposals to be included in the Company’s Proxy Statement with respect to the 2020 Annual Meeting of Shareholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000, Attention: Corporate Secretary no later than November 23, 2019, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws provide that any shareholder of record desiring to nominate a director or have a shareholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and prescribed supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 90 (e.g., February 9, 2020) days nor more than 120 days (e.g., January 10, 2020) prior to the anniversary date of the prior year’s annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date, such notice and prescribed supporting documentation must be provided not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Bylaws also provide that the public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for the giving of any such notice.

Further, the Bylaws provide that, in order to utilize the proxy access mechanism adopted by our Board of Directors in February 2016 (as set forth in Section 2.8 of the Bylaws and described in greater detail in our Current Report on Form 8-K filed with the SEC dated February 10, 2016), in addition to satisfying all other relevant requirements under Section 2.8, a nominating shareholder or group must provide a prescribed notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not less than 120 days (e.g., January 10, 2020) nor more than 150 days (e.g., December 11, 2019) prior to the Anniversary Date specified above. Section 2.8 also provides that, in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such Anniversary Date, such notice and prescribed supporting documentation must be provided not earlier than 150 days prior to such annual meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials or one annual report and proxy statement (together, the “proxy materials”) in the event you elected to receive paper copies of proxy materials. This practice is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Notice (or proxy materials, if applicable) to your address. If you wish to revoke your consent to householding, or to request householding if you are receiving multiple copies of our Notices (or multiple copies of proxy materials, if applicable), you must contact your broker, bank or other nominee.

If you did not receive a Notice (or proxy materials, if applicable), you can obtain a copy by contacting your bank or broker or other nominee. Or, you may contact our Executive Vice President – Chief Investment Officer, either by mail or telephone at our corporate office, as listed on the first page of this Proxy Statement, or by e-mail to Katie.Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ
Chief Executive Officer

Chattanooga, Tennessee
March 22, 2019

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO CBL INVESTOR RELATIONS, CBL PROPERTIES, 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

SCAN TO VIEW MATERIALS & VOTE
CBL & ASSOCIATES PROPERTIES, INC. 2030 HAMILTON PLACE BLVD, SUITE 500 CHATTANOOGA, TN 37421-6000
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on May 8, 2019 the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on May 8, 2019 the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CBL & ASSOCIATES PROPERTIES, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	To re-elect seven directors to serve for one year and until their respective successors have been duly elected and qualified.		☐	☐	☐

Nominees
	01) Charles B. Lebovitz	05) John D. Griffith
	02) Stephen D. Lebovitz	06) Richard J. Lieb
	03) A. Larry Chapman	07) Kathleen M. Nelson
04) Matthew S. Dominski

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2	To ratify the selection of Deloitte & Touche, LLP as the independent registered public accountants for the Company's fiscal year ending December 31, 2018.						☐	☐	☐

3	An advisory vote on the approval of executive compensation.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes/comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, and Annual Report are available at www.proxyvote.com

CBL & ASSOCIATES PROPERTIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
ON MAY 9, 2019
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ, and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 9, 2019 at 4:00 p.m., local time, at Embassy Suites, 2321 Lifestyle Way, Chattanooga, Tennessee or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

(PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side